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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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Caliper Life Sciences, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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CALIPER LIFE SCIENCES, INC.
68 Elm Street
Hopkinton, MA 01748

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 2, 2011

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Caliper Life Sciences, Inc., a Delaware corporation (the "Company"). The meeting will be held on Thursday, June 2, 2011 at 10:00 a.m. local time at our office at 68 Elm Street, Hopkinton, MA, for the following purposes:

  1.
  To elect one Director nominated by the Board for election at the 2011 Annual Meeting of Stockholders, to hold office until the 2014 Annual Meeting of Stockholders and until such Director's successor is elected.

  2.
  To ratify the Audit Committee's selection of Ernst & Young LLP as auditors of the Company's financial statements for the fiscal year ending December 31, 2011.

  3.
  To approve the 2011 Employee Stock Purchase Plan.

  4.
  To vote in an advisory capacity on the compensation of our named executive officers.

  5.
  To vote in an advisory capacity on the frequency of holding advisory votes on the compensation of our named executive officers.

  6.
  To transact such other business as may properly come before the 2011 Annual Meeting of Stockholders or any adjournment or postponement thereof.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the annual meeting is April 15, 2011. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

Stephen E. Creager Senior Vice President, General Counsel and Secretary
Hopkinton, Massachusetts April 26, 2011

        You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CALIPER LIFE SCIENCES, INC.
68 Elm Street
Hopkinton, MA 01748

PROXY STATEMENT
FOR THE 2011 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 2, 2011

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

        We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Caliper Life Sciences, Inc. is soliciting your proxy to vote at the 2011 Annual Meeting of Stockholders (the "2011 Stockholders Meeting") to be held at 10:00 a.m. on Thursday, June 2, 2011, at our office located at 68 Elm Street, Hopkinton, MA.

        We intend to mail this proxy statement and accompanying proxy card on or about April 28, 2011, to all stockholders of record entitled to vote at the annual meeting.

Important Notice Regarding the Availability of Proxy Materials for the 2011 Stockholders Meeting to Be Held on June 2, 2011. The proxy statement and annual report to security holders are available at www.CaliperLS.com.

Who can vote at the annual meeting?

        Only stockholders of record on the close of business on April 15, 2011, will be entitled to vote at the annual meeting. On this record date, there were 52,479,178 shares of common stock outstanding and entitled to vote.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 15, 2011.

How do I vote?

        The procedures for voting are as follows:

  Stockholder of Record:    Shares Registered in Your Name

        If, on April 15, 2011, your shares were registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record. If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. If your shares are registered in your name, they will not be voted if you do not return your proxy card by mail or vote as described below. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

  •
  To vote using the enclosed proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Alternatively, you can also vote by telephone or on the Internet by following the instructions on the proxy card. If you return your signed proxy card to us or vote by telephone or the Internet before the annual meeting, we will vote your shares as you direct.

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted "For" the election of all nominees for director, "For" the ratification of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2011, "For" approval of the 2011 Employee Stock Purchase Plan, "For" approval of the compensation paid to the Company's named executive officers (as described in this proxy statement), and "For" holding an advisory stockholder vote on the compensation paid to the Company's named executive officers every other year. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

  Beneficial Owner:    Shares Registered in the Name of Broker or Bank

        If, on April 15, 2011, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent how to vote the shares in your account. Simply complete and mail the proxy card to ensure that your vote is counted. You are also invited to attend the annual meeting. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

        Your bank, broker or another record holder does not have the ability to vote your uninstructed shares on a discretionary basis for Proposal 1, Proposal 3, Proposal 4 and Proposal 5. Thus, if you hold your shares in street name and you do not instruct your bank, broker or other holder of record how to vote, no votes will be cast on Proposal 1, Proposal 3, Proposal 4 or Proposal 5 on your behalf. However, your bank, broker or other holder of record retains the authority to vote your unvoted shares on Proposal 2, even if it does not receive instructions from you. We encourage you to provide voting instructions. This ensures your shares will be voted at the annual meeting in the manner you desire. If your broker cannot vote your shares on a particular matter because it has not received instructions from you and does not have discretionary voting authority on that matter, or your broker chooses not to vote on a matter for which it does have discretionary voting authority, this is referred to as a "broker non-vote."

Who is paying for this proxy solicitation?

        The Company will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

        If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the annual meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a written notice that you are revoking your proxy to Caliper's Corporate Secretary at Caliper Life Sciences, Inc., 68 Elm Street, Hopkinton, MA 01748.

  •
  You may re-vote by telephone or using the Internet by following the instructions on the proxy card.

  •
  You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        If your shares are held by your broker or bank as a nominee or agent, you must follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year's annual meeting?

        To include a proposal in next year's proxy materials, your proposal must be submitted in writing within a reasonable time before we begin to print and mail our proxy materials, and in no event later than December 31, 2011, addressed to the Company's Corporate Secretary at Caliper Life Sciences, Inc., 68 Elm Street, Hopkinton, MA 01748. If you wish to bring matters for a vote or propose nominees for director at our 2012 Annual Meeting of Stockholders, you must provide specified information to us between February 4, 2012, and March 2, 2012, unless the date of our 2012 Annual Meeting of Stockholders is before May 3, 2012, or after July 2, 2012, in which case such proposals must be submitted no earlier than 120 days prior to the 2012 Annual Meeting of Stockholders, and no later than the later of (i) 90 days before the 2012 Annual Meeting of Stockholders, or (ii) 10 days after notice of the date of the 2012 Annual Meeting of Stockholders is publicly given. Proposals received outside these dates will not be voted on at the 2012 Annual Meeting of Stockholders. If a proposal is received in a timely manner, the proxies that management solicits for the meeting may still exercise discretionary voting authority on the proposal under circumstances consistent with the proxy rules of the SEC. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How many votes are needed to approve each proposal?

  •
  Proposal 1.    The nominee receiving the most votes (referred to as a "plurality" of the votes cast) will be elected as a director. You may vote either FOR the nominee or WITHHOLD your vote for the nominee. Votes that are withheld will not be included in the vote tally for the election of directors. Brokerage firms do not have the authority to vote customers' unvoted shares held by the firms in street name for the election of directors. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of voting for Proposal 1.

  •
  Proposal 2.    The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for our fiscal year ending December 31, 2011. Abstentions will be treated as votes against this proposal. Brokerage firms have authority to vote customers' unvoted shares held by the firms in street name on this proposal. If a broker does not exercise this authority, such broker non-votes will have no effect on the results of this vote. We are not required to obtain the approval of our stockholders to select our independent accountants. However, if our stockholders do not ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for 2011, the Audit Committee of our Board of Directors will reconsider its selection.

  •
  Proposal 3.    The affirmative vote of a majority of votes present or represented by proxy and entitled to vote at the annual meeting is required to ratify adoption of the Caliper Life Sciences, Inc. 2011 Employee Stock Purchase Plan and reservation of 1,500,000 shares of our common stock for issuance pursuant to this plan. Abstentions will be treated as votes against this proposal. Brokerage firms do not have the authority to vote customers' unvoted shares held by the firms in street name on this proposal. As a result, any shares not voted by a customer will be treated as a broker non-vote. Such broker non-votes will have no effect on the results of this vote.

  •
  Proposal 4.    The affirmative vote of a majority of the votes present or represented by proxy and entitled to vote at the annual meeting is required for approval on an advisory basis of the compensation paid to our named executive officers, as disclosed in this proxy statement. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal. Abstentions will have the effect of a vote "against" this proposal. Broker non-votes will have no effect on this proposal. Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the voting results and take them into consideration when making future decisions regarding executive compensation.

  •
  Proposal 5.    The frequency of advisory executive compensation votes which receives the highest number of stockholder votes will be the selection of stockholders, which will be non-binding. Abstentions and broker non-votes will have no effect on this proposal. Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the voting results and take them into consideration when making future decisions regarding the frequency of holding an advisory vote on executive compensation.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by stockholders present at the meeting or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

        Preliminary voting results will be announced at the 2011 Annual Meeting of Stockholders. Final voting results will be published in a current report on Form 8-K within four (4) business days after the 2011 Annual Meeting of Stockholders.

        We are also sending, along with this proxy statement, our 2010 Annual Report on Form 10-K, which includes our financial statements for the fiscal year ended December 31, 2010. You can also find a copy of our Form 10-K on the Internet through the electronic data system of the Securities and Exchange Commission ("SEC") called EDGAR at www.sec.gov or through the investor relations section of our website at www.CaliperLS.com.

 MATTERS TO BE ACTED UPON

PROPOSAL 1. ELECTION OF DIRECTOR

        The Company's Board of Directors is divided into three classes, each of which has a three-year term. Vacancies on the Board may be filled only by persons appointed by a majority of the remaining directors. A director appointed by the Board to fill a vacancy in a class shall serve for the remainder of the full term of that class, and until the director's successor is elected and qualified, unless the appointed director is placed in a different class by a vote of the Board. This includes vacancies created by an increase in the number of directors.

        Mr. Allan L. Comstock is the sole director in the class of directors whose term of office expires in 2011. If he is re-elected at the annual meeting, this nominee would serve until the 2014 annual meeting and until his successor is elected and has qualified, or until the director's death, resignation or removal, unless the elected director is placed in a different class by a vote of the Board. See "Information Regarding the Board of Directors" for biographies of directors continuing in office after the 2011 Annual Meeting of Stockholders.

        The following is a brief biography of Mr. Comstock:

        Allan L. Comstock, age 67, has been a director and has served as the Chairman of the Audit Committee since September 2005. Mr. Comstock joined Atlantic Richfield Company (ARCO) in 1970 and was Vice President and Controller of ARCO from 1993 until his retirement in 2000. Prior to 1993, he held numerous financial and accounting positions, including Manager of Operations Analysis for ARCO Products Company, General Auditor for ARCO, and Vice President of Planning & Control for ARCO Chemical Company. Mr. Comstock holds a B.S. in accounting and an M.B.A. from Southern Illinois University.

        Mr. Comstock's experience as a corporate controller and chief accounting officer, together with his extensive experience managing relationships with independent public accountants during his tenure as the Company's Audit Committee Chairman, as well as in his past public company leadership roles, led to the Board's conclusion that Mr. Comstock should serve as a director.

Required Vote and Recommendation of the Board of Directors

        Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of Mr. Comstock. If Mr. Comstock becomes unavailable for election as a result of an unexpected occurrence, your shares will be voted for the election of such substitute nominee as the Nominating and Corporate Governance Committee may propose. Mr. Comstock has agreed to serve if elected. Our management has no reason to believe that Mr. Comstock will be unable to serve on the Board if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NAMED NOMINEE, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY CARD.

PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        In February 2011, the Audit Committee of the Board selected Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011, and further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the 2011 Annual Meeting of Stockholders. Ernst & Young LLP has audited the Company's financial statements since December 31, 1996. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to stockholder questions.

        Neither the Company's Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young LLP as the Company's independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Fees and Services

        The Audit Committee pre-approves all audit and permissible non-audit services provided by its independent auditors. These services may include audit services, audit-related services, tax services and other services. Prior to engaging the Company's independent auditors to render an audit or permissible non-audit service, the Audit Committee specifically approves the engagement of the Company's independent auditors to render that service. Accordingly, the Company does not engage its independent auditors to render audit or permissible non-audit services pursuant to pre-approval policies or procedures or otherwise, unless the engagement to provide such services has been approved by the Audit Committee in advance. As such, the engagement of Ernst & Young LLP to render 100% of the services described in the categories above was approved by the Audit Committee in advance of the rendering of those services.

        The following table represents aggregate fees billed to the Company for fiscal years ended December 31, 2010 and December 31, 2009, by Ernst & Young LLP:

	Fiscal Year Ended
	2010	2009
	(in thousands)
Audit Fees	$730	$797
Audit-related Fees	69	67
Tax Fees	47	21
All Other Fees	—	—

Total Fees	$846	$885

        Audit Fees.    Consists of fees billed for professional services rendered for the audit of the Company's financial statements and review of the interim financial statements included in quarterly reports, Section 404 attest services, and services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements.

        Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements and are not reported under "Audit Fees." An example of such fees is accounting consultation services that are outside the routine scope of the annual audit. In 2010, such fees related to due diligence and consultation services performed by Ernst & Young LLP in connection with the acquisition of Cambridge Research & Instrumentation, Inc. and general consultation.

        Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning.

        All Other Fees.    Consists of fees for products and services other than the services described above.

        The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young LLP is compatible with maintaining the principal accountant's independence.

        All fees for services rendered in 2010 and 2009 described above were approved by the Audit Committee.

Required Vote and Recommendation of the Board of Directors

        The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the 2011 Annual Meeting of Stockholders will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of shares entitled to vote on this proposal, and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY CARD.

PROPOSAL 3. APPROVAL OF THE 2011 EMPLOYEE STOCK PURCHASE PLAN

Description of the Plan

        The Company's Board of Directors (the "Board") has adopted, subject to stockholder approval, the Caliper Life Sciences, Inc. 2011 Employee Stock Purchase Plan (the "2011 ESPP") for employees of the Company and its subsidiaries. The 2011 ESPP will become effective when the 2011 ESPP is approved by the affirmative vote of the holders of the majority of our common stock present, or represented by proxy, and entitled to vote thereon at the 2011 Annual Meeting of Stockholders.

        The Company currently maintains the 1999 Employee Stock Purchase Plan, as amended, pursuant to which employees are provided with the opportunity to acquire shares of common stock of the Company (the "Current Purchase Plan"). We expect that close to the maximum number of shares authorized for issuance under the Current Purchase Plan will be issued in the offering period ending November 30, 2011, and if the 2011 ESPP is adopted by our stockholders we intend to terminate the Current Purchase Plan effective upon completion of the offering period ending November 30, 2011. In anticipation of the depletion of authorized shares under the Current Purchase Plan, in March 2011, the Board approved the 2011 ESPP and authorized the Company to submit the 2011 ESPP for approval by the Company's stockholders at the 2011 Annual Meeting of Stockholders. In the following discussion of the 2011 ESPP, capitalized terms have the same meanings as defined in the 2011 ESPP, unless otherwise noted.

        The purpose of the 2011 ESPP is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase shares of common stock of the Company (the "Shares"). The Company intends for the 2011 ESPP to qualify as an "employee stock purchase plan" under Section 423 of the U.S. Internal Revenue Code of 1986, as amended (the "Code").

        A summary of the principal provisions of the 2011 ESPP is set forth below. The summary is qualified in its entirety by reference to the full text of the 2011 ESPP, which is attached as Annex A to this proxy statement and is incorporated by reference herein.

Administration

        The 2011 ESPP will be administered by the Board or a committee named by the Board to administer the 2011 ESPP. The Board has full power to interpret the 2011 ESPP in its sole discretion, and shall have the full power to adopt, amend and rescind any rules deemed desirable and appropriate for administration of the 2011 ESPP. The decisions of the Board shall be conclusive and binding upon all participants.

Eligibility

        Any individuals who have been continuously employed by the Company or one of its Designated Subsidiaries for at least ten days prior to an Offering Date (as defined below) are eligible to participate in the 2011 ESPP, provided that an employee will not be eligible unless he or she customarily works for at least 20 hours per week and more than five months in a calendar year as of an Offering Date. However, no employee is eligible for grants of purchase rights under the 2011 ESPP to the extent that, immediately after the grant, (i) that employee would own stock and/or purchase rights or securities to purchase stock possessing 5% or more of the combined voting power or the value of all classes of stock of the Company or of any Subsidiary of the Company, (ii) his or her rights to purchase stock under all employee stock purchase plans of the Company accrues at a rate that exceeds $25,000 for each calendar year in which such rights are outstanding and exercisable.

        Eligible employees become participants in the 2011 ESPP by enrolling and authorizing payroll deductions by the deadline established by the Company prior to the relevant Offering Date. Employees of Designated Subsidiaries of the Company may also participate in the 2011 ESPP. Directors who are not employees are not eligible to participate in the 2011 ESPP.

        As of March 31, 2011, 147 of 420 eligible employees of the Company and its Designated Subsidiaries were participating in the 1999 Employee Stock Purchase Plan.

Limitation on Shares Available

        A total of 1,500,000 Shares have been authorized and reserved for issuance under the 2011 ESPP, subject to adjustment upon certain changes in capitalization resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of common stock of the Company. Unless terminated earlier by the Board, the 2011 ESPP will terminate ten years after the date of adoption by the Board. In the event of the proposed dissolution or liquidation of the Company, an Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or merger, consolidation or other capital reorganization of the Company with or into another corporation, each purchase right outstanding under the 2011 ESPP shall be assumed or an equivalent purchase right shall be substituted by such successor corporation unless the Board determines, in its sole discretion and in lieu of assumption or substitution, to shorten an Offering Period then in progress.

Participation in an Offering

        Offering Periods.    The 2011 ESPP will be implemented by consecutive offering periods (each, an "Offering Period"), commencing on June 1 and December 1 of each year or the first business day thereafter and ending on November 30 and May 31, respectively. The first Offering Period will commence on December 1, 2011.

        Enrollment; Contributions.    An eligible employee may participate in the 2011 ESPP and thus become a participant (each, a "Participant") by completing and submitting a participation election to the Company or otherwise completing the procedures for enrollment as established by the Company, by the deadline established by the Company prior to the first trading day of an Offering Period (the "Offering Date"). A Participant must also elect to make contributions in whole percentages up to a maximum of 10% of his or her aggregate Compensation to the 2011 ESPP, which will generally be collected through payroll deductions. Such payroll deductions are also subject to the limitations discussed above.

        Purchase Rights.    Each eligible employee who has enrolled in the 2011 ESPP shall be granted a purchase right on each Offering Date of each Offering Period to purchase Shares on the last trading day of that Offering Period (each, an "Exercise Date"). The purchase right expires on the earliest of the last day of the Offering Period, termination of employment, or withdrawal from the 2011 ESPP in accordance with the procedures and deadline established by the Company. A Participant will automatically be re-enrolled and granted a new purchase right in the next Offering Period, unless the Participant has earlier withdrawn from participation in the 2011 ESPP in accordance with the procedures established by the Company.

        Purchase Price; Shares Purchased.    The price per share under the 2011 ESPP (the "Purchase Price") shall be 85% of the fair market value of a Share on the Offering Date or on the Exercise Date, whichever is lower. As of March 31, 2011, the fair market value of a Share was $6.76. The fair market value of a Share on any given date shall be (i) if the Shares are listed on a national securities exchange or traded over-the-counter and sales prices are regularly reported for the Shares, the closing or last sale price of the Shares for such date (or, in the event that the Shares are not traded on such date, on the immediately preceding trading date), on the composite tape or other comparable report system; or

(ii) if the Shares are not listed on a national securities exchange and such price is not regularly reported, the mean between the bid and the ask prices per share of the common stock at the close of trading in the over-the-counter market.

        Contribution Rate.    Each Participant shall elect to have payroll deductions made on each payroll during the Offering Period in whole percentage amounts not less than 1% and not more than 10% of such Participant's Compensation on each such payroll; provided that the aggregate of such payroll deductions during the Offering Period shall not exceed 10% of the Participant's aggregate Compensation during said Offering Period (or such other percentage as the Board may establish from time to time before an Offering Date). All payroll deductions made by a Participant shall be credited to his or her account under the 2011 ESPP. A Participant may not make any additional payments into such account. A Participant may on one occasion only during the Offering Period, decrease, but may not increase, the rate of his or her Contributions during the Offering Period by completing and filing with the Company a new Enrollment Form authorizing a change in the deduction rate. The change in rate shall be effective as of the beginning of the next payroll period following the date of filing of the new Enrollment Form, if the Enrollment Form is completed at least ten business days prior to such date, and, if not, as of the beginning of the next succeeding payroll period.

        Withdrawal.    A Participant may withdraw all but not less than all the Contributions credited to his or her account under the 2011 ESPP at any time prior to the Exercise Date of the Offering Period by giving written notice to the Company or its designee. All of the Participant's Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her purchase right for the current period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period.

        Termination of Employment.    Upon termination of the Participant's Continuous Status as an Employee prior to the Exercise Date of the Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the designated beneficiary, and his or her purchase right will be automatically terminated.

        Adjustments upon Changes in Capitalization and Similar Events.    Subject to any required action by the stockholders of the Company, the number of Shares covered by unexercised purchase rights under the Plan and the number of Shares which have been authorized for issuance under the Plan but are not yet subject to purchase rights (collectively, the "Reserves"), the maximum number of Shares that may be purchased by a participant in an Offering Period, as well as the price per Share covered by each unexercised purchase right under the Plan, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Company's common stock. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

        Transferability.    Neither Contributions credited to a Participant's account nor any rights with regard to the exercise of an purchase right or to receive shares under the 2011 ESPP may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent or distribution to a designated beneficiary upon the Participant's death) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from the 2011 ESPP.

        Amendment or Termination.    The Board may at any time terminate or amend the 2011 ESPP, except that no such termination may affect purchase rights previously granted, nor may an amendment make any change in any purchase right theretofore granted which adversely affects the rights of any Participant provided that an Offering Period may be terminated by the Board on an Exercise Date or by the Board's setting a new Exercise Date with respect to an Offering Period then in progress if the

Board determines that termination of the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Offering Period would cause the Company to incur adverse accounting charges in the generally-accepted accounting rules applicable to the 2011 ESPP. In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Board shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of common stock for each Participant properly correspond with amounts withheld from the Participant's Compensation, and establish such other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the 2011 ESPP.

Certain U.S. Federal Tax Consequences

        The following summary briefly describes the material U.S. federal income tax consequences of rights under the 2011 ESPP generally applicable to the Company and to Participants subject to U.S. taxation. It is not a detailed or complete description of all U.S. federal tax laws or regulations that may apply, and does not address any local, state or non-U.S. laws. Participants in the 2011 ESPP should consult their own professional advisors concerning their tax and other legal obligations with respect to their participation in the 2011 ESPP.

        Amounts deducted from a Participant's pay under the 2011 ESPP are part of the employee's regular compensation and remain subject to U.S. federal, state and local income and employment withholding taxes. Generally, a Participant will not recognize any additional income at the time he or she elects to participate in the 2011 ESPP or purchases Shares under the 2011 ESPP.

        Rights to purchase Shares granted under 2011 ESPP are intended to qualify for favorable federal income tax treatment associated with rights granted under an "employee stock purchase plan" under the provisions of Section s 421 and 423 of the Code, although the Company makes no representation of such status as an "employee stock purchase plan" under Section 423 of the Code or undertaking to maintain such status. Under these provisions, no income will be taxable to a Participant until the Shares purchased under the 2011 ESPP are sold or otherwise disposed of.

        Upon sale or other disposition of the shares, the Participant will be subject to tax and the amount of the tax will depend on whether the Participant has met the requisite holding period. Generally, the requisite holding period for favorable U.S. federal income tax treatment upon the sale or other disposition of the Shares purchased under the 2011 ESPP is the later of (i) 2 years after the Offering Date and (ii) 1 year after the purchase of the Shares.

        When the requisite holding period is met, the Participant will recognize, for U.S. federal tax purposes, ordinary income at the time of disposition of the Shares in an amount equal to the lesser of (i) the excess (or zero if there is no excess) of the fair market value of the Shares on the disposition date over the Purchase Price, and (ii) an amount equal to 15% of the fair market value of the Shares on the Offering Date. In addition, a Participant generally will recognize a capital gain or loss in an amount equal to the difference between the amount realized upon the disposition of the Shares and the Participant's basis in the Shares (i.e., the Purchase Price plus the amount taxed as ordinary income).

        If the requisite holding period is not met, the Participant will recognize, for U.S. federal tax purposes, ordinary income at the time of disposition of the Shares as the excess of the fair market value of the Shares on the date of disposition of the Shares minus the Purchase Price. Any additional gain or loss on such disposition will be long-term or short-term capital gain or loss, depending upon whether the Shares have been held for at least one year.

        The Company generally will not be allowed any deduction by reason of the grant of purchase rights or a Participant's purchase of Shares under the 2011 ESPP. However, if a Participant disposes of the Shares purchased pursuant to the 2011 ESPP before the requisite holding period has been met, the Company will be entitled to a deduction in an amount equal to the ordinary income recognized by the Participant. If a Participant disposes of Shares purchased under the 2011 ESPP after the requisite holding period has been met, the Company will not receive any deduction for federal income tax purposes with respect to the Shares.

New Plan Benefits

        No employees will be permitted to enroll or participate in the 2011 ESPP until it is approved by the Company's stockholders. In addition, benefits under the 2011 ESPP will depend on the employees' enrollment and contribution elections, and the fair market value of the Shares at various future dates. Therefore, it is not possible to determine the benefits that will be received in the future by Participants in the 2011 ESPP if approved by stockholders.

Required Vote and Recommendation of the Board of Directors

        The affirmative vote of a majority of the shares of the Company's common stock present or represented by proxy and entitled to vote at our 2011 Annual Meeting of Stockholders, is required for adoption of the 2011 ESPP. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote your shares so that your vote can be counted on this proposal.

        Abstentions will be counted toward the tabulation of shares entitled to vote on this proposal, and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this proposal has been approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE CALIPER LIFE SCIENCES, INC. 2011 EMPLOYEE STOCK PURCHASE PLAN, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY CARD.

PROPOSAL 4. ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In accordance with recent federal legislation, we are seeking an advisory vote on the compensation of our named executive officers as disclosed in this proxy statement. Stockholders are being asked to vote on the following advisory resolution:

        RESOLVED, that the compensation paid to Caliper's named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the Compensation Discussion & Analysis, compensation tables, accompanying narrative discussion and any related material disclosed in this proxy statement, is hereby APPROVED.

        Because your vote is advisory, it will not be binding on our Compensation Committee or our Board of Directors. However, the Compensation Committee and the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

        We urge stockholders to read the "Compensation Discussion and Analysis" beginning on page 30 of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 46 through 51, which provide detailed information on the compensation of our named executive officers. The Board of Directors and the Compensation Committee believe that the policies and procedures articulated in the "Compensation Discussion and Analysis" are effective in achieving our goals and that the compensation of our named executive officers reported in this proxy statement has contributed and will contribute to our current and long-term success.

Required Vote and Recommendation of the Board of Directors

        The affirmative vote of a majority of the shares of the Company's common stock present or represented by proxy and entitled to vote at the annual meeting, is required for approval on an advisory basis, of this proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

        Abstentions will have the effect of a vote "against" this proposal. Broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS RESOLUTION, AND PROXIES SOLICITED BY THE BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY CARD.

PROPOSAL 5. ADVISORY VOTE ON FREQUENCY OF EXECUTIVE COMPENSATION VOTE

        In accordance with recent federal legislation, we are asking stockholders to vote on whether future advisory votes on executive compensation should occur every year, every two years, or every three years pursuant to the following advisory resolution:

        RESOLVED, that the voting choice of once every year, once every two years, or once every three years that receives the highest number of votes cast in connection with this resolution will be considered to be the frequency preferred by stockholders on an advisory basis for Caliper to hold a non-binding vote to approve the compensation of the named executive officers, as disclosed pursuant to the SEC's compensation disclosure rules (which disclosure shall include the Compensation Discussion and Analysis, the Summary Compensation Table, and other related tables and disclosure).

        Because your vote is advisory, it will not be binding on our Compensation Committee or our Board of Directors. However, the Compensation Committee and the Board will review the voting results and take them into consideration when making future decisions regarding how frequently it should present the advisory vote on executive compensation to our stockholders.

        The Board believes that a "Say-on-Pay" vote once every two years is most appropriate for the Company, for the following reasons:

  •
  A biennial advisory vote on our executive compensation will provide our stockholders with direct input on our executive compensation, but also allow stockholders, our management and our Board of Directors time to evaluate the effects of our executive compensation policies and procedures. This approach will also provide us with time to implement improvements and changes to address any concerns reflected by a negative vote.

  •
  Our executive compensation plans are designed to be in alignment with stockholder interests and have been stable for many years, reflecting our long-term focus. We hope that a vote every two years would encourage our stockholders to share our long-term focus. A vote every two years is consistent with the long-term view taken by the Compensation Committee in setting annual performance goals for named executive officers.

  •
  We welcome an ongoing dialogue with our stockholders about executive compensation, which we think can be more productive and informative than a formal annual vote that would fail to convey specific concerns. We describe means for stockholders to communicate with our Board below, in the section titled "Corporate Governance—Stockholder Communications with the Board of Directors".

        The Board recognizes that there are reasonable arguments in favor of each of the three possible choices for which stockholders may express a preference. While the Board believes that a vote once every two years is the best choice for the Company, you are not voting to approve or disapprove our recommendation, but rather to express your preference among the three choices. You may also abstain from voting on this item.

Required Vote and Recommendation of the Board of Directors

        The selection which receives the highest number of stockholder votes will be the selection of stockholders, which will be non-binding. Abstentions and broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU CAST YOUR VOTE TO APPROVE EXECUTIVE COMPENSATION EVERY TWO YEARS, AND PROXIES SOLICITED BY THE
BOARD WILL BE VOTED IN FAVOR OF SUCH APPROVAL UNLESS A STOCKHOLDER INDICATES OTHERWISE ON THE PROXY CARD.

OTHER BUSINESS

        The Board knows of no other business that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

INFORMATION REGARDING THE BOARD OF DIRECTORS

Directors Continuing in Office until the 2012 Annual Meeting

        Kathryn A. Tunstall, age 60, has been a director since February 2004. Ms. Tunstall is Chairman of the Board of Conceptus, Inc., a medical technology company. She served as President and Chief Executive Officer of Conceptus from July 1993 through December 1999. From 1990 to 1993, Ms. Tunstall served as President of the Edwards Less Invasive Surgery Division of Baxter International, and as Vice President Sales and Marketing of the Division from 1986 to 1990. From 1974 to 1986, Ms. Tunstall served in a variety of management positions in finance, operations and marketing for divisions of American Hospital Supply Corporation, a public manufacturer and distributor of healthcare products. Since 1989, Ms. Tunstall has served as a founder and/or board member of several development-stage medical companies. Ms. Tunstall holds a B.A. in Economics with business emphasis from the University of California at Santa Barbara.

        Ms. Tunstall brings extensive public company management and governance experience to the Board, having served as President and CEO of Conceptus, and also as Chairman of the Board of Conceptus. The Board values Ms. Tunstall's independent thinking, extensive experience in senior executive compensation management, and broad management experience, having held positions in finance, operations and marketing for American Hospital Supply Company. This expertise and experience led to the Board's conclusion that Ms. Tunstall should serve as a director.

        E. Kevin Hrusovsky, 49, was appointed President and CEO of the Company immediately following the acquisition of Zymark Corporation, a liquid handling instruments company, by the Company in July 2003. Prior to the acquisition, Mr. Hrusovsky had served as President and CEO of Zymark since 1996. From 1992 to 1996, Mr. Hrusovsky was Director of International Business, Agricultural Chemical Division, and President of the Pharmaceutical Division, for FMC Corporation, a diversified holding company. From 1983 to 1992, Mr. Hrusovsky held several management positions at E.I. DuPont de Nemours, including North American Sales and Marketing Head, Teflon. He has also served as a board member of the Society for Laboratory Automation and Screening since January 2003. He received his B.S. in Mechanical Engineering from The Ohio State University, an M.B.A. from Ohio University, and an honorary doctorate from Framingham State University.

        Mr. Hrusovsky's executive leadership experience as the Company's Chief Executive Officer, past executive leadership as an executive within the life sciences industry, and extensive senior-level relationships throughout pharmaceutical and biotech industries uniquely qualify Mr. Hrusovsky to serve as a director. These qualifications, along with Mr. Hrusovsky's fundamental strategic leadership skills and extensive merger and acquisition experience, led to the Board's conclusion that Mr. Hrusovsky should serve as a director.

        David W. Carter, age 72, was elected as a member of the Board on August 9, 2006, following the Company's acquisition of Xenogen Corporation. Mr. Carter has served as the Chief Executive Officer of Origen Therapeutics, Inc., a company that develops technology for producing fully human sequence polyclonal antibodies, since November 2009, and serves as President of DaCart, Inc., a business consulting company which he co-founded in 2006. Previously, Mr. Carter had served as Chairman of the Board of Xenogen from November 1997 through August 2006, and as Xenogen's Chief Executive Officer from April 2003 through August 2006. From January 1998 to April 2003, he served as Xenogen's Co-Chief Executive Officer, and from May 1997 to November 1997, Mr. Carter was a consultant to Xenogen. Mr. Carter is a director of ImmunoGen, Inc., ThermoGenesis and Origen Therapeutics, Inc. Mr. Carter received a B.A. in history and an M.B.A. from Indiana University.

        The Company believes that Mr. Carter's current and former experience as a chief executive officer and/or director of several publicly traded companies, and his notable experience as the former CEO of Xenogen, which provided him with particular expertise and knowledge of the pre-clinical imaging market, uniquely qualify Mr. Carter to guide the Company. These qualifications led to the Board's conclusion that Mr. Carter should serve as a director.

Directors Continuing in Office Until the 2013 Annual Meeting

        Van Billet, age 57, has been a director since March 2004. Mr. Billet has served as Vice President and Chief Financial Officer of The Berwind Company LLC, a privately held diversified holding company, since May 2002. From May 2001 to April 2002, Mr. Billet was a corporate consultant. From June 2000 to April 2001, Mr. Billet was an executive at Hercules, Inc., a specialty chemical company, and was named Senior Vice President and CFO of Hercules in November 2000. From 1999 through 2000, he served as Vice President and CFO of PJM Interconnection LLC, an electric power pooling company. From 1987 to 1999, Mr. Billet served in various capacities at Lyondell Chemical Company (formerly ARCO Chemical Company), a chemical manufacturing company, including, most recently, as Vice President of Finance. Mr. Billet received a B.S. in accounting and business administration from LaSalle University, a J.D. from Suffolk University Law School and a Master's Degree in tax law from Temple University Law School.

        The Board believes Mr. Billet's executive leadership, as exemplified by his current position with The Berwind Company LLC, and his extensive experience developed in the course of his career as a financial executive with a particular emphasis on mergers and acquisitions, uniquely qualify Mr. Billet to serve as a director of the Company.

        Robert C. Bishop, Ph.D., age 68, has been a director since April 2002 and has served as Chairman of the Board since June 2008. Dr. Bishop has served as President and Chief Executive Officer of AutoImmune Inc., a biopharmaceutical company, since May 1992 and has been the Chairman of AutoImmune's Board of Directors since May 1999. From 1986 to 1992, Dr. Bishop held senior management positions at Allergan, Inc., an ophthalmic pharmaceutical/medical device company. From 1976 through 1986, Dr. Bishop was an executive of American Hospital Supply Corporation. From 1997 through 2010, Dr. Bishop was a member of the Board of Directors for Millipore Corporation. Dr. Bishop is a member of the Board of Managers/Trustees for the MFS/Sun Life Series Trust and Compass Funds complex. Dr. Bishop received his B.A. degree in psychology and a Ph.D. in biochemistry from the University of Southern California, and his M.B.A. from the University of Miami.

        Dr. Bishop's experience as chief executive officer of a publicly traded company and, his extensive experience serving in various capacities overseeing corporate governance in particular having served in both member and chairperson capacities of audit, compensation and nominating committees—are invaluable to the Board of Directors. This experience, combined with Dr. Bishop's extensive educational background and experience in the healthcare industry, uniquely qualify Dr. Bishop to serve as a director of the Company.

        David V. Milligan, Ph.D., age 70, has been a director since October 1996. He was the Chairman of the Board until July 2002, and Vice-Chairman until June 2008. He has been a Vice President and Special Limited Partner of Bay City Capital, a merchant bank, since 1997. From 1979 to 1996, Dr. Milligan served in a variety of management positions at Abbott Laboratories, Inc., a healthcare products company. During his career at Abbott Laboratories, he led both the diagnostic products and pharmaceutical products research and development organizations, and was Senior Vice President and Chief Scientific Officer when he retired at the end of 1996. Dr. Milligan is currently a director of WebLOQ. He is a member of the Chemistry Department Advisory Board of Princeton University as well as the Chemical Sciences Leadership Council of the University of Illinois at Urbana-Champaign. Dr. Milligan holds an A.B. in chemistry from Princeton University and M.S. and Ph.D. degrees in organic chemistry from the University of Illinois.

        The Board values the scientific and healthcare expertise and leadership experience that Dr. Milligan brings to the Board, including his particular knowledge in the areas of medical x-ray,

electronics products, clinical lab automation, clinical and medical diagnostics, and pharmaceutical research and development, and such expertise and experience led to the Board's conclusion that Dr. Milligan qualifies to serve as a director of the Company.

Meetings of the Board of Directors

        The Board met six times during fiscal year 2010. It is Caliper's policy to encourage directors and nominees for director to attend our annual meeting of stockholders. All of our seven directors then in office attended our 2010 Annual Meeting of Stockholders either by telephone or in person. Each Board member also attended greater than 75% of the aggregate number of the meetings of the Board, and of the committees on which he or she served, that were held during 2010.

        As required under applicable NASDAQ listing standards, in fiscal year 2010, the independent directors met regularly in scheduled executive sessions at which only independent directors were present.

        The Board has three committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. The following table provides membership and meeting information for fiscal year 2010 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
Van Billet	X		X		X
Kathryn A. Tunstall			X	*
Robert C. Bishop	X		X		X	*
Allan L. Comstock	X	*
David W. Carter					X
Total meetings in 2010	4		4		1

*
Denotes current committee chairperson

        Below is a description of each committee of the Board. The Board has determined that each member of each committee meets the applicable rules and regulations regarding "independence," and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to the Company.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating qualified candidates to serve as directors of the Company, establishing criteria for membership on the Board, recommending to the Board candidates for election to the Board, including the reelection of current directors to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, including the committees of the Board, and overseeing all aspects of the Company's corporate governance functions. All members of the Nominating and Corporate Governance Committee are independent, as independence is currently defined in the NASDAQ listing standards. The Nominating and Corporate Governance Committee met once during 2010.The Nominating and Corporate Governance Committee charter can be found on the Company's corporate website at www.caliperLS.com under "Investors."

        The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements and having the highest personal integrity and ethics. The Committee also considers such factors as possessing relevant expertise in the life sciences industry in order to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the Company's stockholders. The Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of the Company, and the long-term interests of stockholders. In conducting this assessment, and to ensure diversity of nominees' qualifications, the Committee considers uniqueness and depth of experience, education, skills, gender, and such other factors as it deems appropriate, to maintain a balance of knowledge, viewpoints, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any relationships or transactions that might impair such directors' independence. In the case of new director candidates, the Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. In conducting a search for a new director candidate, the Committee uses its network of contacts to compile a list of potential candidates, but may also engage a professional search firm if it deems appropriate. The Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee then meets to discuss and consider such candidates' qualifications and selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates.

        To date, the Nominating and Corporate Governance Committee has not received any timely director nominees from a stockholder or stockholders holding more than 5% of the Company's voting stock. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Committee does not intend to alter the manner in which it evaluates candidates based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation, in accordance with the procedures specified in the Company's Bylaws, addressed to the Company's Corporate Secretary at the following address: Caliper Life Sciences, Inc., 68 Elm Street, Hopkinton, MA 01748. The Secretary will then forward the communication to the Nominating and Corporate Governance Committee. Submissions must include the full name of the proposed nominee, a description of the proposed nominee's business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director, and a representation that the nominating stockholder is a beneficial or record owner of the Company's common stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee, and to serve as a director if elected. Please refer to the Company's Bylaws for other procedural requirements.

Audit Committee

        The Audit Committee of the Board oversees the Company's corporate accounting and financial reporting process. In this role, the Audit Committee performs several functions, including evaluating the performance of and assessing the qualifications of the independent auditors; determining and approving the engagement of the independent auditors; determining whether to retain or terminate the existing independent auditors and to appoint and engage new independent auditors; reviewing and approving the retention of the independent auditors to perform any proposed permissible non-audit services; monitoring the rotation of partners of the independent auditors on our audit engagement team as required by law; conferring with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; reviewing and approving any related person transactions; reviewing, prior to announcement, Company press releases disclosing financial results; establishing procedures, as required under applicable law, for the receipt, retention and treatment of any complaints received by the Company regarding accounting, internal accounting controls and auditing matters, and any confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; reviewing the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q; and discussing with management and the independent auditors the results of the annual audit and the results of the Company's quarterly financial statements. The Audit Committee may designate subcommittees that are empowered to exercise the powers and authority of the Audit Committee. The Audit Committee met four times during 2010. The Audit Committee has adopted a written Audit Committee Charter, a copy of which can be found on the Company's corporate website at www.caliperLS.com under "Investors."

        The Board annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in the NASDAQ listing standards). Mr. Comstock serves as the Audit Committee Chairperson. The Board made a qualitative assessment of Mr. Comstock's level of knowledge and experience based on a number of factors, including his formal education and his past experience as a financial executive, and has designated him as an "audit committee financial expert," as defined in applicable SEC rules. Please also see the report of the Audit Committee set forth below.

Compensation Committee

        The purpose of the Compensation Committee of the Board is to implement a philosophy of overall compensation of the Company's directors, officers and employees that is consistent with the Company's goals and objectives. The Committee's responsibilities include, among others, making recommendations to the Board in connection with the Board discharging its responsibilities regarding the compensation of the Company's directors and senior management; assisting the Board in establishing appropriate incentive compensation and equity-based plans and overseeing the administration of such plans; overseeing the annual process of evaluation of the performance of the Company's senior management; and performing such other duties and responsibilities as are enumerated in and consistent with the Charter of the Compensation Committee. As part of its review of executive compensation matters, the Compensation Committee may delegate any of the powers given to it to a subcommittee of the Committee. The Compensation Committee met four times during 2010. The Compensation Committee has adopted a written Compensation Committee Charter, a copy of which can be found on the Company's corporate website at www.caliperLS.com under "Investors."

        Further discussion of the process and procedures for considering and determining executive compensation, including the role that our executive officers play in determining compensation for other senior management, is included below in the section entitled "Compensation Discussion and Analysis." In addition, as noted below, the Compensation Committee periodically retains Towers Watson as an independent consultant to assist in evaluating the competitiveness of the Company's executive compensation practices. Towers Watson does not provide any services to the Company other than compensation consulting services.

 CORPORATE GOVERNANCE

Independence of the Board of Directors

        As required under the NASDAQ Stock Market ("NASDAQ") listing standards, a majority of the members of a listed company's board must qualify as "independent," as affirmatively determined by the board. The Company's Board consults with our legal counsel to ensure that the Board's determinations are consistent with all relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions and relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board has affirmatively determined that Mr. Billet, Dr. Bishop, Dr. Carter, Mr. Comstock, Dr. Milligan and Ms. Tunstall are independent directors within the meaning of the applicable NASDAQ listing standards.

Certain Relationships and Related Transactions

        Pursuant to the Charter of the Audit Committee of the Board, a related person transaction is any transaction (which shall not include payment of compensation for services rendered to the Company as executive officers or as members of the Board) in which the Company is a participant and in which any of the following persons has or will have a direct or indirect material interest:

  •
  executive officers of the Company;

  •
  members of the Board;

  •
  beneficial holders of more than 5% of the Company's securities;

  •
  immediate family members(1) of any of the foregoing persons; and

(1)
Immediate family member means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and any person (other than a tenant or employee) sharing the household with the executive officer, director or 5% beneficial owner.

•
any other persons whom the Board determines may be considered to be related persons as defined by Item 404 of Regulation S-K promulgated under the Securities Act.

        Under the policy, when a transaction has been identified as a related person transaction, in reviewing and approving such transactions, the Audit Committee obtains, or directs management to obtain on its behalf, all information that the Committee believes to be relevant and important to a review of the transaction prior to its approval. Following receipt of the necessary information, the Audit Committee holds a discussion regarding the relevant factors, if deemed to be necessary, prior to approval. If the Committee deems that a discussion is not necessary, the Committee may give its approval by written consent. The Committee may delegate this approval authority to the Chairperson of the Committee in some circumstances. The Company does not enter into any related person transaction prior to completion of the foregoing review and approval procedures.

        The Audit Committee or its Chairperson, as the case may be, approves only those related person transactions that are determined to be in, or not inconsistent with, the best interests of the Company and its stockholders, taking into account all available facts and circumstances as the Committee or the Chairperson determine in good faith to be necessary. These facts and circumstances will typically include, but not be limited to, the benefits of the transaction to the Company; the impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer; the availability of other sources for comparable products or services; the terms of the transaction; and the terms of comparable transactions that would be available to unrelated third parties or to employees generally. No member of the Committee shall participate in any review, consideration or approval of any related person transaction with respect to which the member or any of his or her immediate family members is the related person.

Code of Business Conduct and Ethics

        The Company has adopted the Caliper Life Sciences, Inc. Code of Business Conduct and Ethics, which applies to all officers, directors and employees of the Company. The Code of Business Conduct and Ethics is available on the Company's website at www.caliperLS.com under "Investors." If the Company makes any substantive amendments to the Code of Business Conduct and Ethics, or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly file a Current Report on Form 8-K disclosing the nature of the amendment or waiver, unless disclosure of such amendments or waivers is then permitted to be disclosed by posting the information on its website.

Stockholder Communications with the Board of Directors

        Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. This information is available on our website at www.caliperLS.com under "Investors." Persons interested in communicating with the independent directors regarding their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of our Corporate Secretary at the following address: Caliper Life Sciences, Inc., 68 Elm Street, Hopkinton, MA 01748. Each communication should include the name and address of the stockholder of the Company on whose behalf the communication is sent, and the number of Company shares that are beneficially owned by such stockholder as of the date of the communication. Each communication will be reviewed by the Corporate Secretary to determine whether it is appropriate for presentation to the Board or such director. Communications determined by the Corporate Secretary to be appropriate for communication to the Board or such director will be submitted to the Board or such director on a periodic basis.

 REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

        The Audit Committee of the Board for the fiscal year ended December 31, 2010, consisted of Dr. Bishop, Mr. Billet and Mr. Comstock, with Mr. Comstock serving as Chairperson. All members of the Company's Audit Committee are independent (as independence is defined in the NASDAQ listing standards).

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act") or the Securities Exchange Act of 1934, as amended (the "Exchange Act").

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board. The Company's management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls and procedures.

        In addition, the Audit Committee is responsible for reviewing, approving and managing the engagement of the independent auditors, including the scope, extent and procedures of the annual audit and compensation to be paid therefor, and all other matters the Audit Committee deems appropriate, including the independent auditors' accountability to the Board and the Audit Committee. The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles, their judgments as to the quality as well as the acceptability of the Company's accounting principles, and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and those matters required to be discussed by Accounting Standards Codification 380. In addition, the Audit Committee has discussed with the independent auditors the auditors' independence from the Company and its management, including the matters set forth in the applicable requirements of the Public Company Accounting Oversight Board, and has considered the compatibility of non-audit services with the auditors' independence.

        The Audit Committee discussed with the Company's independent auditors the overall scope and plans for their audits. The Audit Committee meets with the independent auditors, with and without the Company's management present, to discuss the results of the auditors' examinations, their evaluation of the Company's internal controls and the overall quality of the Company's financial reporting.

        In reliance on the reviews and discussions with the Company's independent auditors referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for filing with the SEC. The Audit Committee has also retained, subject to stockholder ratification described in Proposal 2, Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2011.

AUDIT COMMITTEE
Allan L. Comstock (Chair) Robert C. Bishop, Ph.D. Van Billet

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        During 2010, Ms. Tunstall, Mr. Billet and Dr. Bishop served as members of the Compensation Committee of our Board. No member of the Compensation Committee was or has ever been an officer or employee of the Company or its subsidiaries. No member of the Compensation Committee or our Board serves as an executive officer of any other entity that has one or more of our executive officers serving as a member of the Board or compensation committee of the other entity.

RISK OVERSIGHT

Board Leadership Structure and Role in Risk Oversight

        The Board believes that managing the risks associated with the Company's business is a key component of the Board's overall corporate governance responsibilities. The Board implements its leadership role in risk management in a number of different ways and through several processes. From a high level perspective, the Board recognizes that there are risks associated with both strategic and operational actions and decisions undertaken by the Company, and that risk management principles need to be factored into all decision-making and approval processes at both the Board and Company management levels. To ensure that business risk is being appropriately managed, the Board (including through its various committees) approves the Company's strategic goals and significant management policies to set the tone and direction for appropriate risk taking within the Company's business. To measure progress in achieving these goals, the Company's senior management provides the Board and its committees with regular and extensive updates about the Company's progress in meeting its strategic objectives and the Company's financial performance, including management's assessments of areas of risk in the Company's business. During Board and committee meetings, the members of the Board have the opportunity to ask questions and discuss these issues with the Company's management, and to provide guidance to the Company's senior management regarding the assessment and management of risk. In addition, the Board and committees call special meetings when necessary to address specific issues. The members of the Board also have direct access to the Company's management at all levels to discuss any matters of interest to them, including any issues relating to risk.

        The Board has delegated primary responsibility for oversight of certain matters to its Audit Committee and its Compensation Committee. The Audit Committee oversees the integrity of the Company's financial statements and reporting processes and internal controls, assesses the qualifications, independence and performance of the Company's independent auditors, and monitors the Company's corporate finance matters, including its cash position and capital structure. The Audit Committee also provides general oversight with respect to the Company's risk management policies and programs, including discussions with the Company's senior management regarding the Company's significant financial risk exposures and the steps taken to monitor and control such exposures. The Compensation Committee of the Board has primary responsibility for the design and oversight of the Company's executive compensation policies, plans and practices. As discussed more fully under "Compensation Discussion and Analysis," a key objective of the Compensation Committee is to ensure that the Company's overall executive compensation program appropriately links pay to performance and aligns the interests of the Company's executives with its stockholders. As part of this objective, the Compensation Committee monitors the design and administration of the Company's overall incentive compensation programs to ensure that they include appropriate safeguards to avoid encouraging unnecessary or excessive short-term risk taking by Company employees. The Compensation Committee periodically engages with Towers Watson, a global consulting firm, to assist in the review and analysis of executive compensation programs. The Compensation Committee chairperson pre-approves all Towers Watson engagements, including the nature, scope and fees of assignments. Towers Watson reports to the Compensation Committee and takes instructions from the Committee. The Compensation Committee has established procedures with Towers Watson for communicating with the Committee and management, and determines whether Towers Watson's services are performed objectively and free from the influence of management. Towers Watson performs no additional services for the Company other than executive compensation consulting. Each of the Audit and Compensation Committees reports regularly to the Board at Board meetings with respect to the matters and risks for which the Committee provides primary oversight.

Compensation-Related Risk

        The Compensation Committee believes that (i) the elements, structure and policies relating to the Company's compensation programs effectively link performance-based compensation to financial goals and stockholder interests without encouraging employees to take unnecessary or excessive risks in the pursuit of those objectives and (ii) the Company's compensation programs are designed to mitigate inappropriate risk-taking, for the following reasons:

  •
  Our compensation structure consists of base salary and incentive compensation. The base salary portion of compensation is designed to provide steady income so employees do not feel pressured to focus exclusively on stock price performance or other financial metrics to the detriment of other important operational and strategic objectives.

  •
  Our annual performance bonus is awarded based on achievement of a combination of both corporate and individual goals in any given fiscal year. By using a combination of financial, operational, and individual performance in determining the amount of bonus earned, we feel that this variable component properly motivates employees to target specific annual financial results while continuing to strive to meet strategic objectives that offer long-term rewards for the Company.

  •
  Our equity awards encourage long-term, sustainable performance of the overall business because they vest over four years and their value is designed to increase with the increase in our stock price over time.

  •
  The combination of stock options and restricted stock units results in our executives' focus being properly balanced and not solely focused on a short-term stock price increase.

  •
  Our annual performance bonus program guidelines are applicable to our executives and employees alike. We do not believe our sales compensation plans, or any other aspects of our compensation practices, encourage risk-taking that could have a material adverse effect on our business. We believe this encourages consistent behavior across the organization, rather than establishing different performance metrics depending on a person's position or function in the Company.

EXECUTIVE OFFICERS AND KEY EMPLOYEES

        The following are our executive officers and key employees, together with their ages and biographical information.

        For the biographical information with respect to E. Kevin Hrusovsky, the Company's President and Chief Executive Officer, see "Directors Continuing in Office Until the 2012 Annual Meeting."

        Bruce J. Bal, 52, currently serves as Senior Vice President, Operations, and was appointed to the position of Vice President, Operations and Aftermarket Businesses following the combination of Caliper with Zymark in 2003. Mr. Bal joined Zymark in 1997 as Vice President of R&D and Operations. He previously worked at FMC Corporation, a diversified holding company, in the Biotechnology Division as Director of Operations. He has also held a wide range of management positions in his 13 years at E.I. DuPont de Nemours and was General Manager of United States Pollution Control, Inc. in Utah. Mr. Bal received a B.S. in Chemical Engineering from the University of Wisconsin in 1981 and an MBA from Loyola University, Louisiana in 1986.

        Enrique Bernal, 72, was promoted to Senior Vice President, In Vitro Business Development in May 2008. He served as Vice President, Instrument R&D from the acquisition of Zymark in 2003 until May 2008. Mr. Bernal joined Zymark in February 1999, prior to which he worked at Galileo Corporation of Sturbridge, Massachusetts, a developer and manufacturer of electron multipliers and optical fiber products, where he was responsible for all engineering functions and product development. Previously, he had spent 29 years at Honeywell Inc. He received a B.S. in Physics from the College of St. Thomas, and a Masters in Physics from the University of Minnesota.

        Paula J. Cassidy, 42, was promoted to Senior Vice President, Human Resources in March 2009. Ms. Cassidy joined Caliper as Vice President, Human Resources in November 2005. Ms. Cassidy previously was Vice President, Human Resources at Virtusa, Corp., a global provider of software development and related IT services. In that position, Ms. Cassidy was responsible for all aspects of the human resources function and she established a cohesive and unified global HR practice. Prior to joining Virtusa Corp in 2003, Ms. Cassidy was with Innoveda, Inc., a publicly traded provider of software and services for the electronic design automation industry. Innoveda had facilities all over the world including the United States, Europe, Israel and Asia. Prior to Innoveda, Ms. Cassidy was Vice President, Human Resources for a wholly-owned subsidiary of Synopsys, Inc. Ms. Cassidy started her career in Human Resources at Viewlogic Systems, Inc. and held various human resources management positions while at Viewlogic. Ms. Cassidy holds a bachelors degree from St. Anselm College.

        Stephen E. Creager, 57, currently serves as Senior Vice President, General Counsel and Secretary. Mr. Creager joined the company in October 2002 as Associate General Counsel and was appointed to the position of Vice President, General Counsel and Secretary following the combination of Caliper with Zymark in 2003. Previously, Mr. Creager was Vice President of Business Development for Tyco Electronics, an operating unit of Tyco International involved in the development and manufacture of electronic components. In this role, he provided the legal support for the business development initiatives of Tyco Electronics, including the acquisition of over 40 businesses. Prior to taking on these business development responsibilities at Tyco Electronics, Mr. Creager served as the General Counsel of Tyco Electronics. Prior to that, Mr. Creager served as Associate General Counsel of Raychem Corporation, a manufacturer of electronic components, from November 1993 until August 1999, when Raychem was acquired by Tyco Electronics. Prior to his experience at Raychem, Mr. Creager was in private legal practice for nine years. Mr. Creager received a B.A. degree from The Evergreen State College, and a Masters of Philosophy degree in economics and a J.D. degree, both from Yale University.

        Joseph H. Griffith IV, 36, currently serves as Vice President, Finance. He previously served as Corporate Controller from July 2003 to April 2008, having also served as Corporate Controller for Zymark Corporation, which was acquired by Caliper, since 2002. Mr. Griffith was previously employed by Arthur Andersen, LLP in its Boston, MA audit practice from 1997 to 2002. He received his B.S. in Accounting from Villanova University, and is a licensed Certified Public Accountant in the State of Pennsylvania.

        William C. Kruka, 50, was promoted to Executive Vice President, Corporate Development and Imaging Business Unit Head in February 2011. Previously he held the position of Senior Vice President from March 2006 through January 2011. Mr. Kruka joined Caliper in 2002 as Vice President, Business Development. Previously, Mr. Kruka was Senior Manager of Business Development with leading life science tool provider Applied Biosystems Group, an Applera Corporation business. In that role, he led the business development initiatives for proteomics, including related mass spectrometry, sample preparation, chromatography and microfluidic technologies. These initiatives included developing strategy, formulating deal structures and negotiating collaborations, licenses and divestitures. He also chaired an internal business development council that addressed strategic and operational matters from a cross-functional business and technology perspective. Prior to Applied Biosystems, Mr. Kruka held a number of corporate business development, sales, marketing and administration positions with Applera and its predecessors, PE Corporation and The Perkin-Elmer Corporation, from 1983 to 2002.

        Jerome Leclercq, 46, was promoted to Vice President International Research Sales & Aftermarket Service & General Manager International Operations, in August 2008. From March 2007 until his most recent appointment, Mr. Leclercq served as General Manager, EMEA Commercial Operations for Caliper. Previously, Mr. Leclercq held positions of increasing responsibility within Caliper and Zymark Corporation, which he joined in October 1987. He received his Masters Degree in Biochemical Engineering from University of Clermont-Ferrand in 1987.

        David M. Manyak, Ph.D., 58, is currently Executive Vice President, Caliper Discovery Alliances & Services, and had previously served as Executive Vice President, Drug Discovery Services since 2005. Prior to that, Dr. Manyak had been Chief Executive Officer of NovaScreen Biosciences, which was acquired by Caliper in October 2005, since January 1993. From 1990 to 1992, Dr. Manyak was a biotechnology industry consultant and was a co-founder and former Director of GeneMedicine Inc., a gene therapy company. He was previously employed by Merrill Lynch & Co. (from 1985 to 1990) as Vice President, Senior Biotechnology Industry Analyst, and held a similar analyst position with Value Line Inc. (from 1983 to 1985). Dr. Manyak also serves as a Director of TCM and its MDBio division, which is a biotechnology trade organization in the State of Maryland, from 1998 to 2010. He holds a B.A. from Brown University and a Ph.D. in Zoology/Biochemistry from Duke University.

        Peter F. McAree, 46, has served as Senior Vice President and Chief Financial Officer since April 2008 after having held the position of Vice President of Finance since 2003. Mr. McAree was Chief Financial Officer of Zymark Corporation from May 2000, until the acquisition of Zymark by Caliper in 2003. From January 2000 through November 2000, Mr. McAree served as Chief Financial Officer of Iconomy.com, Inc., a commerce solutions provider. From January 1999 through December 1999, Mr. McAree was an independent consultant. From January 1997 through December 1998, Mr. McAree served as Executive Vice President and Vice President, Finance at Elcom International, Inc., a commercial distributor of personal computers, and as President of its wholly-owned subsidiary, Elcom Systems. Prior to Elcom, Mr. McAree was Chief Financial Officer of Geerlings & Wade, Inc., a direct marketer of wine, from 1995 through 1996. Mr. McAree began his career with Arthur Andersen, Boston, where he held various positions, most recently as Senior Manager in 1995. He received his B.S. in Accountancy from Bentley College, and is a licensed Certified Public Accountant in Massachusetts.

        Bradley W. Rice, Ph.D., 51, was promoted to Senior Vice President, Systems R&D in May 2008. Dr. Rice had served as the Chief Technical Officer and Vice President of Xenogen from January 2005 until Xenogen was acquired by Caliper in August 2006. From 1999 through 2004, he served as the Senior Director of Imaging R&D at Xenogen. Prior to joining Xenogen, Dr. Rice worked for 15 years as a scientist at Lawrence Livermore National Laboratory developing optical diagnostic instrumentation in the magnetic fusion energy program. Dr. Rice received his B.A. in Physics from Colorado College, M.S. in Electrical Engineering from the University of Wisconsin-Madison, and his Ph.D. in Applied Science from the University of California-Davis.

        Mark T. Roskey, Ph.D., 51, currently serves as Senior Vice President, Biology R&D. Dr. Roskey previously held the position of Vice President, Worldwide Marketing following the acquisition of Zymark by Caliper in 2003, where he had held this role since he joined Zymark in December 2001. Prior to that, Dr. Roskey worked for six years at Applied Biosystems, a life sciences company, where he served as Director of Marketing. Dr. Roskey holds a B.S. in Biology from Framingham State College, a Ph.D. in Microbiology from the University of Notre Dame and completed a postdoctoral fellowship in Molecular Immunobiology at the Harvard Medical School.

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis discusses the compensation programs for our named executive officers who for fiscal 2010 were: E. Kevin Hrusovsky, President and Chief Executive Officer ("CEO"), William C. Kruka, Executive Vice President of Corporate Development and Imaging Business Unit, David M. Manyak, Executive Vice President, Caliper Discovery Alliances and Services Business Unit, Peter F. McAree, Senior Vice President and Chief Financial Officer, and Bradley W. Rice, Senior Vice President of Systems Research and Development.

Executive Summary

        In 2010, the Company exceeded each of the key financial measures established by the Board of Directors. These corporate performance metrics included targets with respect to revenue, backlog, earnings before interest, taxes, depreciation, amortization of intangible assets and stock-based compensation expense ("EBITDA"), cash flow from operations, and period-end cash. These targets were considered by the Board to be aggressive performance standards and important indicators of strong financial and operational performance in the context of the Company's long-term strategy. The Company's fiscal 2010 performance relative to these targets is described under the section entitled "Compensation Components—Annual Performance Bonuses." In addition to recognizing that our executives had exceeded the financial corporate performance metrics for 2010, our Compensation Committee recognized that there were other significant accomplishments which substantially improved the Company's strategic positioning. The principal accomplishments, among others, included the development of a significant number of new strategic collaborations, successful divestiture of certain non-core product lines, formation of a new 7-year exclusive supply arrangement with Agilent, development and commercial introduction of several successful new product and service offerings, significant gross margin improvement, further achievement of operational improvements and efficiencies, and continued development and strong reinforcement of a high-performance organizational culture.

        As a result of the Company's outstanding performance in 2010, the Compensation Committee and the Board of Directors decided to give the named executive officers with an average base salary increase of 4%, annual performance bonuses ranging between 48% and 156% of eligible base earnings based upon the Company's overachievement of its 2010 target goals and consideration of each named executive officer's performance relative to his individual objectives, and long-term equity awards ranging in estimated value from $200,936 to $562,893. The aggregate impact of these components of compensation placed the total direct compensation for each of our named executive officers generally at or below the market median for our Industry Benchmarks, discussed in further detail below.

Overview

        The primary purpose of our executive compensation program is to support the Company's overall objective of creating long-term stockholder value. Toward this goal, the Compensation Committee, in conjunction with our Board of Directors, has designed compensation practices to attract, motivate and retain superior executive talent, to reward our executives for performance, and to align our executives' interests with those of our stockholders. A central aspect of our compensation practices is our annual performance review process, which is designed to assess our management's performance against financial and qualitative objectives in a manner that directly links the compensation of each of the Company's executives to our overall corporate objectives, and therefore to the interests of our stockholders. Our executive compensation structure includes both annual (base salary and annual performance bonus) and long-term (equity award) incentives. Annual performance bonuses are established to motivate executive officers to achieve specific financial and operating objectives for the fiscal year within the context of the Company's overall strategic objectives. Long-term equity incentives are intended to reward individual contributions toward enhancing the Company's performance over longer periods of time to strongly align the executive officers' interests with those of stockholders, and to promote retention. We continually review best practices for executive compensation, and strive to incorporate flexibility into our compensation programs and the assessment process to respond to, and adjust for, the evolving business environment as well as prevailing economic circumstances.

        Our Compensation Committee consults with Towers Watson, a global consulting firm focused on human capital, to evaluate the design and competitiveness of our compensation practices using publicly available compensation data from relevant peer companies and the Radford (An Aon Hewitt Company) Global Life Sciences Survey, a well known and widely utilized survey which provides compensation and practices data for multinational life sciences companies (the "Radford Data" and, collectively with the data from peer group companies, the "Industry Benchmark(s)"). The Compensation Committee also receives assistance from our Senior Vice President of Human Resources to compare and summarize the Industry Benchmark compensation to that of the Company's executive management. The comparative analysis of our executives' compensation to Industry Benchmarks is used in connection with our annual performance review process to evaluate and modify, when deemed appropriate, compensation of the Company's executive management. In addition to the Industry Benchmarks, our Compensation Committee may also consider factors such as the economic climate, individual performance and potential, and business conditions to ensure that our compensation practices remain competitive.

        Towers Watson performs no additional services for the Company other than executive compensation consulting. The Compensation Committee chairperson pre-approves all Towers Watson engagements, including the nature, scope and fees of assignments. Towers Watson reports to the Compensation Committee and takes instructions from the Committee. The Compensation Committee has established procedures with Towers Watson for communicating with the Committee and management, and determines whether Towers Watson's services are performed objectively and free from the influence of management.

        In 2010, the Compensation Committee engaged Towers Watson to perform an assessment of the Company's executive compensation, including a review of the Company's peer group and a competitive benchmarking of the Company's executive officers' total direct compensation relative to publicly available proxy statement disclosures and recent equity grants, and compared to the data. Total direct compensation is comprised of base salary, annual performance bonus and the aggregate fair value of equity incentive awards. The Company considered the Radford data to be a relevant benchmark because the Survey encompassed data from certain of the Company's peer group companies and from other companies in the biotechnology, diagnostics, medical devices/scientific instruments, and pharmaceutical industries which are customers of, peripherally related to, or direct competitors with the Company. Following Towers Watson's assessment of the peer group and with input from management, the Compensation Committee and Board of Directors modified the peer group for 2010 as follows: Life Sciences Research, Inc. was removed because it became a private company and Analogic Corporation, Celera Corporation and Sequenom, Inc. were added to replace Life Sciences Research, Inc. and to further expand the group. The Company believes that all three companies that were added to the peer group provide representative comparisons based upon their business scope, size, market and financial characteristics.

        Selection of our peer companies is determined by the Compensation Committee in consultation with, and based upon the recommendations from, Towers Watson. The principal criteria utilized in the peer selection process include:

  •
  annual revenue; relative industry and labor markets;

  •
  similarity of business operations; and

  •
  market capitalization.

        Our peer group was comprised of the following companies, which were compiled in February 2010 under the direction of the Compensation Committee:

Abaxis, Inc.	Accelrys, Inc.	Affymetrix, Inc.
Albany Molecular Research, Inc	Analogic Corporation	Cambrex Corp.
Celera Corporation	Cepheid, Inc	Enzo Biochem, Inc.
Harvard Bioscience, Inc.	IRIS International, Inc	Luminex Corporation
Nektar Therapeutics	Sequenom Inc.

        The table below sets forth the Company's position with respect to the peer group as of December 31, 2010:

	Employees	Revenue(1)	Market Cap
	(in millions)($)
25th Percentile	378	108	190
Median	505	141	490
75th Percentile	766	208	703
Caliper	469	124	320
Percentile Rank	44%	37%	37%

(1)
Represents last twelve month revenues reported as of April 15, 2011.

        The Compensation Committee compares each executive officer's base salary, total cash compensation and total direct compensation to the Industry Benchmarks in the assessment and determination of compensation for its executives. The Radford Data is also utilized in the relative comparisons for non-executive compensation. To support the Company's compensation and corporate objectives, the Compensation Committee has adopted the following compensation Industry Benchmark target compensation guidelines:

Compensation Element	Industry Benchmark Target (Percentiles)
Base Salary	Median / 50th
Total Annual Cash Compensation (Base salary and annual performance bonus target)	Median / 50th
Total Direct Compensation (Comprised of base salary, annual bonus target and aggregate fair value (as of grant date) of stock and option awards granted during the year)	Median / 50th

        Actual executive compensation levels may differ from targeted levels based on individual performance and other non-performance based factors such as industry experience, future potential, unique skills, internal parity with other executives and prior compensation (for newly hired executives). The Compensation Committee's overall objective is to manage total direct compensation (and each element thereof) toward the Industry Benchmark target over time. In carrying out this objective, the Committee maintains discretion to set compensation for executives at levels that may differ from the targeted percentiles set forth above. Certain compensation components, such as base salary, are intended to attract and retain qualified executives. The annual performance bonus incentive motivates executive officers to achieve specific financial and operating objectives for the fiscal year. Long-term equity incentives are intended to reward long-term Company performance to strongly align the executive officers' interests with those of stockholders.

Compensation Determinations

        An executive's initial compensation package (including base salary, annual performance bonus target and equity awards) is determined based on the following factors:

  •
  the executive's background, including training, functional expertise and prior work experience;

  •
  the executive's prior compensation;

  •
  the compensation paid to employees in similar roles within the Industry Benchmarks;

  •
  the demand for executives with similar expertise and experience;

  •
  performance goals, responsibilities and other expectations for the position;

  •
  comparison to other executives within the Company having similar levels of expertise and experience; and

  •
  uniqueness of industry skills.

        In determining adjustments to executives' initial compensation packages the Committee considers the above factors, as well as the results of the annual performance review process.

Annual Performance Review Process

        During the first quarter of each fiscal year, the Company conducts annual performance reviews for all employees. The performance reviews are an important factor in the determination of any adjustments to base salaries, annual performance bonuses, special recognition awards, and long-term equity incentive awards in the form of stock options and restricted stock units (RSU(s)), and promotions. During the performance review process, each member of the Company's management completes a self-evaluation in which the executive assesses his or her performance in the previous calendar year relative to the individual financial and qualitative goals that were previously established for that year, and develops individual goals for the current year to support the Company's strategic goals and financial performance objectives. Our Chief Executive Officer evaluates each executive's performance against his or her goals, and establishes goals for the current year. In addition to assessing and rating an executive's individual performance during the annual performance appraisal process, the Chief Executive Officer also determines if any recommendation should be made for:

  •
  a merit salary increase based on individual performance;

  •
  promotion;

  •
  an incremental adjustment to base salary if there are significant differences in the executive's compensation as compared to the Industry Benchmark for the same position; and

  •
  equity awards.

        In conjunction with the annual performance reviews conducted by the Chief Executive Officer, our Senior Vice President of Human Resources develops a detailed compensation analysis for each executive, including historical and current base salary, bonus potential versus past bonuses actually paid, historical and current value of long-term incentives previously granted, and total direct compensation. Following his review of all executives, the Chief Executive Officer prepares compensation (including equity awards) recommendations for each of the executive officers (other than for himself), and presents these recommendations to the Compensation Committee.

        For each of the Company's executives, the Compensation Committee reviews and takes under advisement the following information:

  •
  the Chief Executive Officer's recommendations regarding the individual executive's performance and potential;

  •
  summary reports or "tally sheets" of the executive's historic total compensation; and

  •
  relevant Industry Benchmarks for pay levels and compensation program design.

        The purpose of a tally sheet is to show the total dollar value of the executive's annual compensation (including an executive's annual base salary, annual performance bonus incentive, and equity-based compensation). No pension benefits or perquisites, other than as disclosed in this proxy statement, are currently provided to any executive at the Company. Additionally, tally sheets summarize each executive's outstanding equity awards and accumulated potential unrealized value, if any, for previously granted equity awards. The Compensation Committee uses the tally sheets to estimate the total annual compensation of the executive officers, and to provide perspective on each executive officer's aggregate, cumulative compensation from our compensation programs, and potential payouts to each executive officer under a range of scenarios.

        The Compensation Committee may accept or adjust the compensation recommendations of the Chief Executive Officer prior to making its recommendation to the Board for final review and approval. While executives of the Company may attend certain portions of Compensation Committee and Board meetings as necessary, both the Compensation Committee and the Board regularly conduct closed meetings which do not include any members of the Company's management. Compensation decisions for executive management are made during these closed sessions. After the Board finalizes and approves its compensation recommendations, the Chief Executive Officer meets with each executive to review his or her performance during the past year, discuss goals for the upcoming year, and to communicate any compensation adjustments and equity awards.

        The annual performance review of our Chief Executive Officer is conducted entirely by the independent directors of the Board, with the Chairperson of the Compensation Committee leading the process. Factors considered in evaluating the Chief Executive Officer's performance include both quantitative assessments of the performance of the Company against corporate goals adopted for a particular year, and a qualitative assessment of the Chief Executive Officer's leadership and management effectiveness, the appropriateness of strategic and operating plans including progress against long range objectives, and his ability to retain and develop executives. The Compensation Committee reviews the Chief Executive Officer's self-evaluation, coordinates an independent review of the Chief Executive Officer by each director, prepares a consolidated review of the Chief Executive Officer's performance, reviews the competitiveness and retention value of the Chief Executive Officer's current compensation package, and submits recommendations for compensation adjustments and equity and performance bonus awards to the Board. The Board may accept or adjust the recommendations prior to its final review and approval of the Chief Executive Officer's compensation. After the Board finalizes and approves the recommendations, the Chairman of the Board and Chairperson of the Compensation Committee meet with the Chief Executive Officer to review his performance during the past year and to discuss any compensation adjustments and equity awards.

Compensation Methodology

        As noted above, the Company develops an analysis and tally sheet for each executive officer's compensation package based on market data from the Industry Benchmarks. Utilizing this data, the Compensation Committee determines, for each executive, how his or her current compensation level compares to the those of our peer group companies and comparable executives, as well as factoring in the Chief Executive Officer's assessment of each executive's individual performance, potential, experience, and skills to determine the appropriate compensation and equity recommendations for each executive. The Compensation Committee approves an individual performance rating for each executive officer based on each executive's achievement of goals during a year, which rating then is taken into account in determining incentive compensation amounts.

        Decisions regarding the timing and extent of compensation and awards granted are ultimately made by the Board of Directors based on recommendations from the Compensation Committee, which has considered the factors noted above. For all employees, including our executive officers, base salary merit increases and adjustments are generally effective as of March 1 of each year, following completion of the individual performance review cycle and the Board's review of the Company's performance. Payment of any annual performance bonuses earned and granting of equity incentive awards to executives are typically determined by the Compensation Committee in conjunction with the annual review of each executive officer's total direct compensation. The Compensation Committee makes specific recommendations which are reviewed and approved or adjusted by the full Board of Directors for each executive. The timing of this review, recommendation and approval process coincides with the timing of the Company's first regular meeting of the Board of Directors in the calendar year, usually in either February or March. Equity incentive grants to non-executives also follow the annual performance review process and are generally finalized in April or May. On occasion, the timing of delivery of compensation, bonuses or equity awards may change, as in the case of "out-of-cycle" promotions, where performance is extraordinary and out of the normal course of business, or where retention is a concern.

Compensation Components

        The Compensation Committee reviews and determines executive compensation emphasizing a total compensation approach. This approach takes into consideration the aggregate compensation, while emphasizing the annual performance bonus and long-term equity incentives over base salaries, in order to align total compensation with stockholder interests. Utilizing this total compensation approach, the Compensation Committee has established compensation targets based on the market median of the Industry Benchmarks, as described above.

        Because annual and long-term incentive compensation plays a significant role in aligning our executives' interests with our stockholders' interests, such incentives constitute a substantial portion of the named executive officers' compensation.

        The table below sets forth the aggregate incentive compensation for each named executive officer in 2010 compared to the Radford Data and Industry Benchmarks:

Named Executive Officer	Incentive Compensation as Percentage of Targeted Total Direct Compensation	Radford Data	Industry Benchmark (peer group)
E. Kevin Hrusovsky, President and Chief Executive Officer	69%	66%	68%
Peter F. McAree, Senior Vice President and Chief Financial Officer	56%	53%	59%
William C. Kruka, Executive Vice President, Corporate Development and Imaging Business Unit	57%	42%	57%
David M. Manyak, Ph.D., Executive Vice President, Caliper Discovery Alliances and Services Business Unit	54%	42%	57%
Bradley W. Rice, Ph.D., Senior Vice President, Systems R&D	51%	52%	*

*
No Industry Benchmark was available for Dr. Rice in 2010.

        The Radford Data and Industry Benchmarks examined by the Compensation Committee as part of the annual executive compensation program review supports a higher percentage of incentive compensation tied to annual performance bonus and long-term equity awards for the Chief Executive Officer than the other named executive officers. Therefore, the Compensation Committee has determined that our Chief Executive Officer should have a higher percentage of his total target compensation delivered in the form of incentive compensation than the other named executive officers due to his level of accountability for overall Company performance and shareholder value creation.

Base Salary

        In determining the appropriate base salary levels for each executive officer, including the named executive officers as set forth below and in the Summary Compensation Table, the Compensation Committee considers the executive's scope of responsibility, span of control and influence, prior experience, past performance, data from the Industry Benchmarks, and the overall market demand for such executives. We believe that executive base salaries should generally target the market median for executives in similar positions and with similar responsibilities as those set forth in the Industry Benchmarks. An executive's base salary is evaluated together with other components of the executive's compensation package to ensure that the executive's total direct compensation is in line with our overall compensation philosophy, as described above. Base salaries of all employees, including the named executive officers, are reviewed annually as part of our annual performance review process, described above, and may be increased based on achievement of individual goals and relative to the Company's financial condition at the time that performance and compensation is reviewed.

        In 2009, in response to the uncertain economic climate, the Company froze base salaries for all employees, including executives, except in the case of promotions and retention considerations. As a result, no named executive officer received a base salary increase in 2009. The Company removed the freeze on base salaries in March 2010 as a result of having exceeded its performance targets for 2009 and its improved financial position and outlook.

        The table below sets forth the base salaries in 2010 for the named executive officers.

Named Executive Officer	Percent Increase to Base Salary from 2009	Base Salary Effective March 1, 2010
E. Kevin Hrusovsky, President and Chief Executive Officer	4.0%	$472,659
Peter F. McAree, Senior Vice President and Chief Financial Officer	6.0%	$238,500
William C. Kruka, Executive Vice President, Corporate Development and Imaging Business Unit	4.0%	$275,600
David M. Manyak, Ph.D., Executive Vice President, Caliper Discovery Alliances and Services Business Unit	2.0%	$275,400
Bradley W. Rice, Ph.D., Senior Vice President, Systems R&D	4.0%	$291,704

        Mr. Hrusovsky's base salary was increased in 2010 by 4% based upon the Compensation Committee's consideration of Mr. Hrusovsky's operational and strategic accomplishments in 2009, including the achievement of all of the Company's targeted financial objectives for the fiscal year resulting in 9% organic revenue growth (excluding divestitures), the strategic divestiture of XenBio, innovation and introduction of several new products, for making significant operational and infrastructure improvements, and for his leadership in creating and sustaining a strong organizational culture. Mr. Hrusovsky's 2010 base salary was within the 25th to 50th percentile ranges of both the Radford Data and Industry Benchmarks.

        Mr. McAree's base salary was increased in 2010 by 6% based upon the Compensation Committee's assessment of his performance relative to personal goals and contributions to the Company, particularly with respect to management of cash, planning and overall financial management, and the accomplishment of the Xenogen Biosciences divestiture in 2009, and to bring his salary closer in line with the Radford Data and Industry Benchmarks. Mr. McAree's 2010 base salary was less than the 25th percentile of both the Radford Data and Industry Benchmarks.

        Mr. Kruka's base salary was increased in 2010 by 4% based upon the Compensation Committee's assessment of his performance relative to personal goals and contributions to the Company, particularly with respect to his strategic leadership and operational execution and financial performance within the Imaging business. Mr. Kruka's 2010 base salary was within the 25th to 50th percentile ranges of both the Radford Data and Industry Benchmarks. Mr. Kruka's base salary is assessed year to year based upon his performance relative to the financial targets for the Company's Imaging business and his operational and strategic leadership toward achieving such targets.

        Dr. Manyak's base salary was increased in 2010 by 2% based upon the Compensation Committee's assessment of his performance relative to personal goals and contributions to the Company, particularly with respect to his leadership of the CDAS business and for his role in the divestiture of Xenogen Biosciences in December 2009. Dr. Manyak's 2010 base salary was within the 25th to 50th percentile ranges of the Radford Data and Industry Benchmarks. Dr. Manyak's base salary is assessed annually based upon the CDAS business' achievement against established financial targets for a given fiscal year, and his operational and strategic leadership in attaining those targets.

        Dr. Rice's base salary was increased in 2010 by 4% based upon the Compensation Committee's assessment of his performance relative to personal goals and contributions to the Company, particularly with respect to Dr. Rice's outstanding leadership in directing the Company's R&D efforts and introduction of several important new products. Dr. Rice's 2010 base salary was approximately at the 50th percentile of the Radford Data. His market position relative to the Radford Data is slightly higher than other named executives in part because at the time Caliper acquired Xenogen Corporation in August 2006, Dr. Rice's base salary had been established by Xenogen management under a different compensation philosophy, where the 75th percentile of the market was the base salary target. Caliper assumed Dr. Rice's base salary without revision based on Dr. Rice's education and his extensive and unique R&D expertise in the field of preclinical optical imaging.

        Based on the Company's past financial performance, the Compensation Committee historically has placed greater importance on incentive compensation versus base salaries for the Company's executives and key employees. Consequently, the 2010 base salaries of several of the executives are positioned at less than the 50th percentile of the Radford Data and Industry Benchmarks. The Compensation Committee views the 2010 base salary levels of the named executive officers other than Dr. Rice as lower than desired in view of the Radford Data and Industry Benchmarks, the Company's 2010 performance and the officers' contribution to the Company's performance. The Committee intends to take steps over time to move the salaries towards the 50th percentile of the Radford Data. The base salary paid to each named executive officer for 2010 is reported above, and base salary prorated from March 1, 2010 is shown in column (c) of the Summary Compensation Table.

        Effective March 1, 2011, the Board of Directors approved base salary increases for the named executive officers, including the Chief Executive Officer. Messrs. Hrusovsky, McAree, and Kruka, and Drs. Manyak and Rice received increases over their 2010 annual base salaries of 5.8%, 4.5%, 4.5%, 3.5% and 3.5%, respectively. Subsequent to these 2011 base salary raises, the base pay of Mr. Hrusovsky is between the 25th and 50th percentile of the Radford Data and at the 50th percentile of the Industry Benchmarks. The base pay of each of Mr. Kruka and Dr. Manyak is positioned at the 25th percentile of the Radford Data and between the 25th and 50th percentile of the Industry Benchmarks. Mr. McAree's base salary is below the 25th percentile of both the Radford Data and Industry Benchmarks, and Dr. Rice's base salary is at the 50th percentile of the Radford Data. No Industry Benchmark Data was available for Dr. Rice.

Annual Performance Bonuses

        The Company maintains a Board-designed and approved annual performance bonus program managed by the Compensation Committee, pursuant to which executive officers, as well as a significant number of all other employees, have the opportunity to earn an annual cash bonus up to a prescribed target percentage of their annual base salary earnings. In 2010, the target cash bonus percentages for non-executives ranged from a low of 7.5% to a high of 22.5% of base salary.

        For executives, the target percentages for annual cash bonuses ranged from a low of 30% to a high of 100% of base salary. The actual performance bonus paid to a participating employee (including executives) is based upon (i) the employee's assigned target bonus percentage, (ii) the employee's individual performance rating resulting from the annual performance review process described above, and (iii) the Company's actual performance against the corporate performance metrics for the year as established by the Board, which we refer to as the "corporate performance factor," described in further detail below. An employee's annual performance bonus under this program is calculated as follows:

Base salary earnings × Target bonus percentage = Bonus opportunity;
Bonus opportunity × Individual factor × Corporate performance factor = Bonus earned.

        No performance bonus is typically paid to employees whose individual performance factor is below .70. As an example, if an employee earns a base salary of $150,000 and has a target bonus percentage of 20%, the employee's annual performance bonus opportunity would be equal to $30,000. If that employee had an individual performance rating of .85 and the corporate performance factor was ..90, the employee's earned annual performance bonus would be $22,950.

        The target percentages for annual performance bonuses are typically set forth in the executive's employment offer letter, and are subject to change in connection with the Compensation Committee's annual review of each executive's aggregate incentive compensation compared to the Radford Data and Industry Benchmarks. Changes recommended by the Compensation Committee are subject to approval of the Board.

        An executive's individual performance rating is established during the annual review process described above under "Annual Performance Review Process." The corporate performance factor is generally established during the first quarter of each year when the Board, based on recommendations from the Compensation Committee, compares the Company's performance for the most recent completed fiscal year against the performance metrics previously established for such year. In establishing the corporate performance metrics that will apply for a given fiscal year, the Board utilizes a multi-year perspective that takes into consideration the Company's historical financial performance, projected growth, and strategic goals and objectives, as well as the overall economic environment in which the Company operates. In 2010, the principal financial goals comprising the corporate performance factor assessment were: revenue, year-end backlog, EBITDA, cash flow from operations, and period-end cash as set forth and defined below. Under the annual performance bonus program, maximum performance levels have not been established for each corporate performance goal. The Compensation Committee believes that these quantitative metrics correctly align the Company's management with the interests of our stockholders. In addition, the Board evaluates the Company's performance each year on the basis of non-financial strategic and qualitative measures and initiatives, as determined by the Board.

        In 2010, the Company's performance exceeded the corporate performance metrics as follows:

Measure	Target	Actual	% Achieved
	(in millions)
Revenue(1)	$121.8	$123.6	102%
Backlog(2)	$17.5	$20.0	114%
EBITDA(3)	$(0.4)	$7.1	1948%
Cash flow from operations(4)	$(2.1)	$4.6	320%
Ending cash, December 31(5)	$36.4	$43.2	119%

        The above target measures were originally established by the Board at the February 23, 2010 Board of Directors meeting and were subsequently amended at the July 27, 2010 Board of Directors meeting to give effect to the divestiture of the TurboVap and RapidTrace product lines completed by the Company in May 2010 (the "Specialty Products Divestiture"). The results shown in the table above represent the Company's actual performance, adjusted to exclude the revenue, backlog, EBITDA, operating cash flow, and cash effects of the CRi acquisition which was completed on December 17, 2010.

    (1)
    The Board initially established a revenue goal of $127.3 million for fiscal 2010. This target was adjusted to $121.8 million based on the Specialty Products Divestiture.

    (2)
    The Board initially established an ending backlog goal of $18.0 million for fiscal 2010. This target was adjusted to $17.5 million based on the Specialty Products Divestiture. For purposes of this particular measure, backlog includes deferred revenue to be realized within one year, as well as the value of outstanding customer purchase orders.

    (3)
    The Board initially established an EBITDA goal of $2.8 million for fiscal 2010. This target was adjusted to $(0.4) million based on the Specialty Products Divestiture.

    (4)
    The Board initially established a cash flow from operations goal of $1.6 million for fiscal 2010. This target was adjusted to $(2.1) million based on the Specialty Products Divestiture.

    (5)
    The Board initially established a year-end cash goal of $23.7 million for fiscal 2010. This target was adjusted to $36.4 million based on the Specialty Products Divestiture.

        The Company exceeded all of its established corporate financial targets for 2010, despite a continuing challenging global economic environment. In evaluating the Company's performance for 2010, the Board of Directors considered additional accomplishments of the Company, which included:

  •
  Implementation of strategic agreements and/or collaborations with key industry partners including Sony, Seegene, Illumina and Life Technologies;

  •
  Successful divestiture of TurboVap and RapidTrace product lines;

  •
  Formation of 7-year exclusive supply agreement with Agilent with improved pricing;

  •
  Completion of the acquisition of Cambridge Research & Instrumentation, Inc. (CRi);

  •
  Development and release of several new products, innovations and service offerings including: Quantum FX, LabChip XT, Sciclone NGS, and General Side Effects Profiling (GENSEP) under Good Laboratory Practices certification;

  •
  Exceeding 1,000 cumulative IVIS instrument placements;

  •
  Achieving greater than eight percentage points of gross margin improvement;

  •
  Significant continued progress in improving operational efficiencies and enhancing core information systems and infrastructure; and

  •
  Continued development and strong reinforcement of a high-performance culture, succession planning and employee development.

        Based on the Company's strong financial performance and achievements compared to its 2010 corporate performance metrics, and in consideration of the additional accomplishments noted above, the Board established a corporate performance factor of 1.3 for the annual performance bonus program in 2010. This compares to previous corporate performance factors of 1.2 in 2009, 0.25 in 2008, 0.55 in 2007, 0.75 in 2006 and 1.0 in 2005.

        Under the Chief Executive Officer's employment agreement with the Company, his target annual bonus is 100% of his annual base salary, which, if paid at this level, would put his total cash compensation in 2010 at the 75th percentile of the Radford Data and Industry Benchmarks. The Board determined a 1.2 personal performance factor rating for the Chief Executive Officer based upon its assessment of his performance in managing the Company's achievements in 2010 which, when applied to the overall 1.3 corporate factor, resulted in a bonus earned by the Chief Executive Officer of $732,622, or 156% of his annual base pay earned in 2010 (see discussion above regarding the Company's annual performance bonus program for more detail regarding the underlying bonus calculation). The individual performance factor for each other named executive officers and for all executives of the Company were assessed pursuant to their performance against individual quantitative and qualitative objectives during 2010, as further described in "Annual Performance Bonuses," above.

        The table below shows our named executive officers' actual performance bonuses earned for fiscal year 2010 and paid on March 31, 2011.

Named Executive Officer	Actual Bonus Earned for 2010	Total Target Bonus Percentage	Corporate Factor Approved by Board	Personal Factor Approved by Board	Earned Bonus as a Percent of 2010 Eligible Base Salary
E. Kevin Hrusovsky	$732,622	100%	1.3	1.20	156%
Peter F. McAree	$112,868	35%	1.3	1.05	48%
William C. Kruka	$170,872	40%	1.3	1.20	62%
David M. Manyak, Ph.D.	$176,641	45%	1.3	1.10	64%
Bradley W. Rice, Ph.D.	$138,468	35%	1.3	1.05	48%

        Mr. Hrusovsky received a personal performance factor of 1.2 from the Board based upon the Company exceeding all of the established corporate performance metrics for 2010, his execution against the Company's established strategic business plan, the completion of the divestiture of the Company's TurboVap and RapidTrace product lines, the successful acquisition of CRi, and his strong strategic, operational and organizational leadership driving 10%(1) organic revenue growth, significant increases in cash and gross margin, and several successful product launches stemming from the Company's research and development initiatives.

        Mr. McAree received a personal performance factor of 1.05 based upon his strong leadership and performance in executing the divestiture of the Company's TurboVap and RapidTrace product lines, the successful acquisition of CRi, his strong operational focus and financial management of the Company which facilitated significant gross margin and cash flow improvement for the Company, and for the critical role he has played in improving the Company's overall operating infrastructure.

        Mr. Kruka received a personal performance factor of 1.2 for his strong operational leadership of the Company's Imaging business, which achieved 19%(1) organic growth in 2010 and for his contributions to the Company's overall strategic business planning efforts.

        Dr. Manyak received a personal performance factor of 1.1 for achieving 38%(1) organic growth within the CDAS business, for his leadership in executing against the Company's contract with the Environmental Protection Agency and additional strategic commercial account programs, and for having implemented operating expense disciplines within the business operations.

(1)
Represents non-GAAP growth percentage based upon 2010 revenue, excluding foreign currency movements in addition to revenue previously derived from divested products and services, compared to the 2009 revenues calculated on the same basis. See our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including in particular the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section, filed on March 11, 2011 for further discussion of non-GAAP financial measures.

        Dr. Rice received a personal performance factor of 1.05 for his strong Systems R&D leadership which resulted in the development and delivery of several new, strategic product offerings in 2010, his operational and expense management within R&D, and his contributions to, and execution of, important elements of the Company's strategic business plan including the acquisition of CRi.

Long-Term Incentives

        We consider long-term equity incentives to be an important component of each executive's total compensation package, because long-term incentives closely align the interests of the Company's executives with the interests of our stockholders and encourage retention of high-performing individuals. Executives who join the Company are typically awarded initial grants of stock options and restricted stock units (RSUs) with a total face value on the date of grant ranging from one to four times the executive's base salary, depending upon the executive's level within the organization, title, experience, expertise, and total direct compensation at his or her prior company. In addition, we conduct an annual review of current equity holdings and the value of these holdings for each executive, which helps the Board in making decisions regarding long-term incentive grants for the current fiscal year. The Compensation Committee and the Board may grant a combination of stock options and RSUs to each executive on an annual basis to enhance our ability to retain key employees, while also appropriately considering stockholder dilution and stock option expense implications. The Company has not adopted stock ownership guidelines for executives, and the Board has not established weighting for the number of stock options versus the number of RSUs granted in a given year. Rather, the Board emphasizes granting the number of stock options and RSUs that it believes to be necessary at any given time in order to maximize alignment of executive compensation with our stockholders' interests. The Board closely monitors share usage, dilution, expense and overhang, as well as the retention value of grants made, to ensure that a proper balance of stock options and RSUs is achieved each year.

        Each year, the Board of Directors delegates authority to the Chief Executive Officer to grant stock options and RSUs to non-executives of the Company. The number of shares in the pool available for grant to non-executives is pre-approved by the Board on an annual basis. The shares granted by the Chief Executive Officer may only be granted to non-executive employees, may not exceed the number of shares within the established pool, and the terms, conditions and vesting of any grants awarded must be in accordance with the 2009 Equity Incentive Plan. We typically make new hire, performance-based and promotion-related stock option and/or RSU awards at employee levels of "director" and above, and to employees who are not at director level but consistently demonstrate extraordinary performance. Non-executive equity awards are generally made in connection with the annual performance review process described above, which is typically completed in late March or early April of each year. Approximately 15% to 20% of the Company's top-performing employees are awarded equity grants during the annual performance review process.

        Stock option awards are never granted at less than 100% of fair market value, defined as the closing price of our stock on the date of grant. Option awards typically vest over four years, with 25%

of the shares vesting on the first anniversary of the grant date and the remaining shares vesting ratably each quarter thereafter. RSU awards typically vest 25% per year over a four-year period on the anniversary of the date of grant. Options have a term of 10 years, after which they expire.

        In 2006, the Compensation Committee adopted a guideline objective of managing the annual share usage for long-term incentive awards for all employees, including executives, to between 3% and 4% of total common shares outstanding as of the fiscal year end. Because the Company emphasizes long-term incentive compensation for executive officers over base salary compensation, we generally anticipate that the annual value of executive equity incentive awards will be at or slightly above the market median for companies represented in the Radford Data and Industry Benchmarks. In determining the value of an equity award comprised of both options and RSUs, the Compensation Committee uses a formula based on the Black-Scholes valuation method to determine the value of the option portion of the total equity award.

        In determining stock option and RSU awards granted to our executives in 2010, the Compensation Committee considered:

  •
  the executive's individual performance and responsibilities;

  •
  his or her expected future contributions to the Company's success;

  •
  significant changes, if any, in job responsibilities;

  •
  the competitiveness of the executive's total direct compensation (base salary, performance bonus potential and equity incentives);

  •
  an analysis of equity incentive awards granted to comparable executives in the Industry Benchmarks;

  •
  the total number of shares in the award and the estimated expense;

  •
  the potential stockholder dilution resulting from an equity award; and

  •
  the executive's current level of ownership of Company stock and options, and the current value of stock options and RSUs previously granted to such executive.

        In the first calendar quarter of 2010, as a result of the Company's strong financial and operating performance in 2009, as well as the improved economic conditions, the Company's stock price had risen steeply, increasing by over 300% as compared to the same period in 2009. This sharp rise in stock price increased the long-term equity and retention value of outstanding options. Immediately prior to the 2010 grants to executives, approximately 43% of outstanding stock options held by all executives as a group were "out-of-the-money," as compared to 100% being "out-of-the-money" during the prior year. In establishing the pool of equity awards to be granted in 2010, the Board sought to limit share usage to the target level of between 3% and 4%, while also providing for improved long-term incentive and retention of the Company's executives and high performing, high potential employees in light of the relatively low perceived retention value of outstanding equity awards among executives and key employees. Overall share usage for executive and employee grants in 2010, including initial grants to employees of CRi hired by Caliper following the CRi acquisition, was well within the established guidelines, totaling 3.4% of total common shares outstanding as of December 31, 2009.

        Of the total equity grants made to executives and employees in 2010, approximately 64% of the awards were granted to executives of the Company, including approximately 33% to named executive officers and approximately 12% to the Chief Executive Officer. The stock option grants made to all executives in 2010 were granted by the Board of Directors at an exercise price equal to the fair market value of the stock on the effective date of grant.

        Mr. Hrusovsky was granted an option to purchase 100,000 shares and 100,000 RSUs in 2010. The Board views Mr. Hrusovsky's position as Chief Executive Officer as being of considerable importance to the future success of the business and therefore concluded his long-term incentive award was in the best interests of the Company's stockholders. Mr. Hrusovsky's equity grant, in addition to his base salary and annual performance bonus target, placed his total targeted direct compensation for 2010 at the 50th percentile of the Radford Data, and between the 25th and 50th percentile of the Industry Benchmarks. The Compensation Committee and the Board differentiated the size of the grant to Mr. Hrusovsky from the size of the grants to the other named executive officers due to the nature and importance of his position and his overall influence on the Company's long-term success.

        Mr. McAree was granted an option to purchase 65,000 shares and 22,000 RSUs in 2010. Mr. McAree's equity grant, in addition to his base salary and annual performance bonus target, positioned his total targeted direct compensation for 2010 between the 25th and the 50th percentile of the Radford Data, and below the 25th percentile of Industry Benchmarks. Mr. McAree's 2010 equity grants were slightly higher than Dr. Manyak and Dr. Rice in an effort to increase Mr. McAree's total direct compensation positioning relative to the Radford Data and Industry Benchmarks.

        Mr. Kruka was granted an option to purchase 75,000 shares and 25,000 RSUs in 2010. Mr. Kruka's equity grant, in addition to his base salary and annual performance bonus target, positioned his total targeted direct compensation for 2010 between the 50th and the 75th percentile of the Radford Data, and at the 50th percentile of Industry Benchmarks. Mr. Kruka's 2010 equity grants were higher than Mr. McAree, Dr. Manyak and Dr. Rice due to his extraordinary leadership of the Imaging business in 2009 which resulted in significant year over year growth for that part of the business.

        Dr. Manyak was granted an option to purchase 60,000 shares and 20,000 RSUs in 2010. Dr. Manyak's equity grant, in addition to his base salary and annual performance bonus target, positioned his total targeted direct compensation for 2010 between the 50th and the 75th percentile of the Radford Data and between the 25th and 50th percentile of Industry Benchmarks.

        Dr. Rice was granted an option to purchase 60,000 shares and 20,000 RSUs in 2010. Dr. Rice's equity grant, in addition to his base salary and annual performance bonus target, positioned his total targeted direct compensation for 2010 between the 25th and 50th percentile of the Radford Data. Industry Benchmark data for Dr. Rice was not available for comparison in 2010 based on Dr. Rice's specific role and responsibilities.

        The 2010 equity awards are subject to the Company's standard four-year vesting provisions as noted above for equity awards.

Other Compensation

        We provide additional benefits to our executives that are substantially the same as those offered to all other employees, such as health, dental and vision insurance, life and disability insurance, flexible spending accounts, a 401(k) plan and access to an employee stock purchase plan. Effective April 16, 2010, the Board of Directors approved a discretionary employer matching contribution for all eligible participants in the Company's 401(k) Plan. The discretionary matching contribution formula was defined as 25% of an employee's elected deferral contribution up to a maximum of 6% of employee elected deferral contributions. The Company's 401(k) match is calculated on a per pay period basis and employer contributions are made only if, and as long as, the employee is making deferral contributions to the 401(k) Plan. Once an employee has reached the annual maximum employee elected deferral amount as permitted by the IRS in a given year, no additional elected deferral contributions are allowed by the IRS for that calendar year, and therefore no matching employer contributions will be made. The discretionary employer match was implemented to increase the overall competitiveness of Caliper's comprehensive benefits program, recognize and reward the tenure and service of the Company's employees, improve recruitment efforts, and provide an opportunity for Caliper to help contribute toward employees' retirement. Eligible employees with three or more years of service from the date of the implementation of the employer match are considered 100% vested in the employer match. Employees with less than three years of service from the date of the implementation of the employer match will not be vested in the employer match until they have completed three years of service from their date of hire.

        In addition, we may provide cash signing bonuses as part of an offer to certain executives and other employees. Whether a signing bonus is paid and the amount of such a bonus is determined on a case-by-case basis under the specific hiring circumstances. In addition, we may assist with certain relocation expenses associated with hiring an executive who must relocate in order to join us. We believe that signing bonuses and relocation expense reimbursements create additional incentives for an executive to join the Company in a position where there is high market demand. These forms of compensation are, however, recommended by our Chief Executive Officer to the Compensation Committee and subsequently approved by the Board in its discretion for executive officers. These forms of compensation are generally subject to repayment on a pro-rata basis if the executive terminates his or her employment within one year of the date of hire.

Severance and Change in Control Arrangements

        In June 2003, the Company entered into an employment agreement with our Chief Executive Officer which provides for severance payments other than in connection with a change in control of the Company. In February, 2005, the Board adopted the Company's Key Employee Change of Control and Severance Benefit Plan, which provides certain executives with severance payments in the event of a termination or constructive termination following a change in control of the Company. The severance benefits, including monthly base salary payments equal to an executive's base pay at the time of separation and health and dental coverage through COBRA, are payable to executives for a period of up to 24 months in the case of the Chief Executive Officer, and up to 12 months for all other key employees, or in each case until the covered executive is employed by another company, whichever comes first. In addition to monthly base salary payments and continued health and dental coverage, executives covered by the Key Employee Change in Control and Severance Benefit Plan are eligible to receive their target bonus or incentive payment for the year in which termination occurs, prorated through the date of termination. On December 8, 2010, the Board of Directors approved certain required technical amendments to the Company's Key Employee Change of Control and Severance Benefit Plan to ensure continued compliance with Section 409A of the Internal Revenue Code and with certain provisions of the recently enacted health care reform legislation. With respect to Section 409A compliance, the Company implemented the safe harbor feature contained in IRS Notice 2010-6, which provides that plans that condition receipt of severance benefits on the company's receipt of a release from the terminated employee (as the Company's does) will be 409A compliant if the plan provides that such release must be received and effective within 60 days after the covered termination. The second set of amendments relates to compliance with the non-discrimination requirements of the health care reform legislation, and specifically to COBRA benefits provided to terminated employees. The amendment provides that any amounts paid by the Company towards COBRA premiums will be taxable income for the beneficiary. Because our executives are most at risk of having their employment involuntarily or constructively terminated following a change of control of the Company, we believe that the employment agreement with Mr. Hrusovsky and the Key Employee Change of Control and Severance Benefit Plan provide important retention incentives for executives which will protect the value of the Company in the event of a potential acquisition. See "Executive Compensation—Post-Termination Compensation and Benefits" and "Potential Payments Upon a Change of Control" for a more complete description of the terms of these agreements.

Conclusion

        Our compensation policies and practices are designed and are continually reviewed to ensure their alignment with our primary objectives of recruiting, retaining and motivating our executives and to ultimately reward them for outstanding individual and corporate performance.

COMPENSATION COMMITTEE REPORT*

        The Compensation Committee has reviewed and discussed with the Company's management, the Compensation Discussion and Analysis ("CD&A") contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board that the CD&A be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

                      COMPENSATION COMMITTEE
                      Kathryn A. Tunstall (Chair)
                      Van Billet
                      Robert C. Bishop

*
The material in this report is not "soliciting material," is not deemed "filed" with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act or the Exchange Act.

EXECUTIVE COMPENSATION

        The following table shows, for the fiscal years ended December 31, 2010, 2009 and 2008, compensation awarded or paid to, or earned by, the Company's Chief Executive Officer, Chief Financial Officer and its three other most highly compensated executive officers during the last completed fiscal year (the "named executive officers"):

Summary Compensation Table

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Stock Awards ($)(2) (e)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Non Qualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
E. Kevin Hrusovsky,	2010	469,629	732,622	342,000	220,893			360	1,765,504
President and	2009	454,480	599,914	648,115	74,588	—	—	360	1,777,457
Chief Executive Officer	2008	451,567	—	163,600	302,763	—	—	360	918,290
Peter F. McAree,	2010	236,250	112,868	75,240	143,580			185	568,123
Senior Vice President and	2009	225,000	94,500	49,045	27,970	—	—	185	396,700
Chief Financial Officer	2008	217,317	—	69,530	105,967	—	—	185	392,999
William C. Kruka,	2010	273,833	170,872	85,500	165,670			203	696,078
Executive Vice President,	2009	265,000	122,430	58,141	27,970	—	—	203	473,744
Corporate Development and	2008	255,034	—	73,620	149,662	—	—	203	478,519
Imaging Business Unit
David M. Manyak, Ph.D.,	2010	274,500	176,641	68,400	132,536				652,077
Executive Vice President,	2009	270,000	138,510	62,710	27,970	—	—	—	499,190
Caliper Discovery Alliances	2008	261,995	—	73,620	149,662	—	—	—	485,277
and Services Business Unit
Bradley W. Rice, Ph.D.	2010	289,835	138,468	68,400	132,536				629,239
Senior Vice President	2009	280,485	129,584	61,554	27,970	—	—	—	499,593
Systems R&D(3)	2008	278,904	—	73,620	113,536	—	—	—	466,060

Notes:

(1)
The amounts in column (d) reflect cash bonuses earned by the named executive officer in each fiscal year and paid in the following year.

(2)
The amounts reported in columns (e) and (f) above reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 "Stock Compensation," which excludes the effect of estimated forfeitures. The assumptions and methodologies used to calculate these amounts are discussed in Note 12 (Stockholders' Equity) to our Consolidated Financial Statements in our 2010 Annual Report to Stockholders on Form 10-K filed with the Securities and Exchange Commission. Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees is generally recognized over the vesting periods applicable to the awards.

(3)
Dr. Rice became a named executive officer in 2009.

Grants of Plan-Based Awards

        The following table shows, for the fiscal year ended December 31, 2010, certain information regarding grants of plan-based awards to the named executive officers.

Name	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units (#)(1)	All Other Option Awards; Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Plan-based Awards ($)(4)(5)
E. Kevin Hrusovsky	02/23/2010	100,000	100,000	3.42	562,893
Peter F. McAree	02/23/2010	22,000	65,000	3.42	218,820
William C. Kruka	02/23/2010	25,000	75,000	3.42	251,170
David M. Manyak, Ph.D.	02/23/2010	20,000	60,000	3.42	200,936
Bradley W. Rice, Ph.D.	02/23/2010	20,000	60,000	3.42	200,936

Notes:

(1)
25% of the number of shares subject to the RSU award vest on each anniversary of the date of grant, subject to accelerated vesting under specified circumstances as described in "Post-Termination Compensation and Benefits" and "Potential Payments Upon a Change of Control" below.

(2)
25% of the number of shares subject to the option or award vest on the one-year anniversary date of the grant, and the remainder vest one sixteenth per quarter thereafter, subject to accelerated vesting under specified circumstances as described in "Post-Termination Compensation and Benefits" below.

(3)
The exercise price of the stock option awards is equal to the fair market value of stock on the date of grant, which under our 2009 Equity Incentive Plan is established as the closing price of our common stock on the date of grant as reported by the NASDAQ Global Market.

(4)
Assumptions used in the calculation of these amounts are included in Note 13 to our audited financial statements for the fiscal year ended December 31, 2010, included in our Annual Report on Form 10-K filed with the SEC on March 11, 2011.

(5)
The grant date fair value of the RSUs was calculated by multiplying the number of stock units by the market price of the stock on the date of grant.

Outstanding Equity Awards at Fiscal Year-End

        The following table shows certain information regarding outstanding equity awards at December 31, 2010 for our named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date(4)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
E. Kevin Hrusovsky	700,000	—		5.46	07/13/2013	—		—
	80,000	—		5.85	07/29/2014	—		—
	40,000	—		6.25	08/16/2015	—		—
	129,000	—		6.40	03/28/2016	—		—
	87,500	12,500	(1)	5.69	04/03/2017	8,750	(2)	55,475
	137,500	62,500	(1)	4.09	03/05/2018	20,000	(2)	126,800
	87,500	112,500	(1)	1.30	03/02/2019	187,500	(2)	1,188,750
	—	—		—	—	400,000	(3)	2,536,000
	—	100,000	(1)	3.42	02/22/2020	100,000	(2)	634,000
Peter F. McAree	100,000	—		5.46	07/13/2013	—		—
	18,000	—		5.85	07/29/2014	—		—
	5,000	—		6.25	08/16/2015	—		—
	17,000	—		6.40	03/28/2016	—		—
	40,312	2,688	(1)	6.02	02/26/2017	2,000	(2)	12,680
	48,125	21,875	(1)	4.09	03/05/2018	8,500	(2)	53,890
	32,812	42,188	(1)	1.30	03/02/2019	28,875	(2)	183,068
	—	65,000	(1)	3.42	02/22/2020	22,000	(2)	139,480
William C. Kruka	100,000	—		7.71	05/14/2012	—		—
	50,000	—		3.63	05/19/2013	—		—
	30,000	—		3.78	05/20/2013	—		—
	22,000	—		5.85	07/29/2014	—		—
	12,000	—		6.25	08/16/2015	—		—
	47,000	—		6.40	03/28/2016	—		—
	75,937	5,063	(1)	6.02	02/26/2017	3,750	(2)	23,775
	51,562	23,438	(1)	4.09	03/05/2018	9,000	(2)	57,060
	16,875	13,125	(1)	2.97	09/07/2018	—		—
	32,812	42,188	(1)	1.30	03/02/2019	33,375	(2)	211,598
	—	75,000	(1)	3.42	02/22/2020	25,000	(2)	158,500
David M. Manyak, Ph.D.	20,000	—		6.86	11/15/2015	—		—
	37,000	—		6.40	03/28/2016	—		—
	60,937	4,063	(1)	6.02	02/26/2017	3,000	(2)	19,020
	51,562	23,438	(1)	4.09	03/05/2018	9,000	(2)	57,060
	16,875	13,125	(1)	2.97	09/07/2018	—		—
	32,812	42,188	(1)	1.30	03/02/2019	33,375	(2)	211,598
	—	60,000	(1)	3.42	02/22/2020	20,000	(2)	126,800
Bradley W. Rice, Ph.D.	45,000	—		5.19	11/06/2016	—		—
	60,937	4,063	(1)	6.02	02/26/2017	3,000	(2)	19,020
	51,562	23,438	(1)	4.09	03/05/2018	9,000	(2)	57,060
	14,064	42,188	(1)	1.30	03/02/2019	33,375	(2)	211,598
	—	60,000	(1)	3.42	02/22/2020	20,000	(2)	126,800

Notes:

(1)
25% of the number of shares subject to the option award vest on the one-year anniversary date of the grant, and the remainder vest one sixteenth per quarter thereafter, subject to accelerated vesting under specified circumstances as described in "Post-Termination Compensation and Benefits" and "Potential Payments Upon a Change of Control" below.

(2)
25% of the number of shares subject to this stock award vest on each anniversary of the date of grant, subject to accelerated vesting under specified circumstances as described in "Post-Termination Compensation and Benefits" and "Potential Payments Upon a Change of Control" below.

(3)
100% of the number of shares subject to the stock award vest on the 4th anniversary of the date of grant, March 3, 2013, subject to accelerated vesting under specified circumstances as described in "Post-Termination Compensation and Benefits" below.

(4)
The option expiration date for each option is 10 years after the date of grant of each option.

(5)
Market value was calculated by multiplying $6.34, the closing price of our common stock on NASDAQ on December 31, 2010, by the number of unvested stock units.

Option Exercises and Restricted Stock Vested

        The following table presents information regarding the exercise of options and vesting of restricted stock awards during the fiscal year ended December 31, 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
E. Kevin Hrusovsky	—	—	282,417	1,048,035
Peter F. McAree	—	—	47,336	174,246
William C. Kruka	—	—	60,165	221,840
David M. Manyak, Ph.D.	—	—	57,023	210,345
Bradley W. Rice, Ph.D.	18,748	88,777	57,208	210,250

(1)
Value realized on vesting was calculated by multiplying the closing price of our common stock on NASDAQ on the date of vesting by the number of unvested stock awards.

Pension Benefits

        We do not have any qualified or non-qualified deferred benefit plans.

Nonqualified Deferred Compensation

        We do not have any non-qualified deferred contribution plans or other deferred compensation plans.

Post-Termination Compensation and Benefits

        In June 2003, we entered into an employment agreement with Mr. E. Kevin Hrusovsky. The employment agreement is at-will, and provides that if Mr. Hrusovsky is terminated without cause (other than in connection with a change in control), he will be paid his base salary for 18 months in semi-monthly installments, he will be reimbursed for health insurance premiums at his then-current rate of coverage for 18 months, and he will receive accelerated vesting of 18 months for his outstanding options and restricted shares. Our other named executive officers are employed at-will and are not entitled to termination benefits except in the event of a change in control, as discussed below. If Mr. Hrusovsky is terminated without cause or constructively terminated from his employment within 13 months after a change of control, he will receive the severance benefits and accelerated vesting benefits set forth in our Key Employee Change of Control and Severance Benefit Plan, as described under "Potential Payments Upon a Change of Control".

        The following table shows the potential payments to our CEO upon a termination without cause and not involving a change of control:

Name	Salary Continuation ($)	Value of Benefits Continuation ($)(1)	Value of Accelerated Equity Awards ($)(2)	Total ($)
E. Kevin Hrusovsky	708,989	33,114	1,982,775	2,724,878

(1)
Equates to the value of health, dental, vision and life insurance coverage. The value is based upon the type of insurance coverage we carried for our Chief Executive Officer as of December 31, 2010, and is valued at the premiums in effect on December 31, 2010.

(2)
These amounts represent the intrinsic value (market value less exercise price) of each equity award at December 31, 2010, multiplied by the number of unvested shares subject to equity awards that would become vested. These amounts do not reflect any time value associated with any stock option awards.

Potential Payments upon a Change of Control

        In February 2005, the Board adopted the Key Employee Change of Control and Severance Benefit Plan ("the Plan"). The Plan was amended in November 2008 and most recently in December 2010 to ensure compliance with Section 409A of the Internal Revenue Code and with requirements imposed by National Health Care Reform. Such amendments did not substantively change the benefits and terms of the Plan. The amendment relating to compliance with the non-discrimination requirements of the health care reform legislation, and specifically to COBRA benefits provided to terminated employees, provides that any amounts paid by the company towards COBRA premiums will be taxable income for the beneficiary. The Plan provides for the partial accelerated vesting of outstanding options and RSUs, and the payment of severance benefits, to certain executives, including all of the named executive officers, in the event that a covered officer is constructively or involuntarily terminated without cause within 13 months after a change in control, as defined in the Plan. The benefits provided to covered officers under the Plan include:

  •
  Salary Continuation.  Monthly payments equal to such executive's base pay at the time of the covered termination for (i) in the case of each covered executive other than our Chief Executive Officer, 12 months and (ii) in the case of the Chief Executive Officer, 24 months, or in each case until such covered executive is employed by another company, whichever occurs earlier;

  •
  Prorated Bonus Payment.  A payment equal to such executive's target bonus or incentive payment for the year in which the covered termination occurs, prorated through the date of such termination;

  •
  Benefit Continuation.  Continued provision of the Company's standard medical and dental benefit insurance coverage for the period of salary continuation specified above; and

  •
  Partial Vesting Acceleration of Equity Awards.  On the date of termination, vesting acceleration of an additional 30 months for all outstanding stock options, RSUs and other equity awards issued by the Company prior to the change of control.

        The following table shows the potential payments to our named executive officers upon termination or a change of control of the Company, assuming such events had occurred on December 31, 2010.

Name	Salary Continuation + Prorated Bonus ($)(1)	Value of Benefits Continuation ($)(2)	Value of Accelerated Equity Awards ($)(3)	Total ($)
E. Kevin Hrusovsky	1,417,977	44,152	5,335,525	6,797,654
Peter F. McAree	321,975	17,070	771,165	1,110,210
William C. Kruka	385,840	983	900,458	1,287,281
David M. Manyak, Ph.D.	399,330	21,716	836,022	1,257,068
Bradley W. Rice, Ph.D.	393,800	20,984	791,791	1,206,575

(1)
These amounts assume that no alternative employment is obtained by the named executive officer during the applicable severance benefit period. Under the terms of our Key Employee Change of Control and Severance Benefit Plan, severance payments to a terminated employee will cease when alternative employment is obtained.

(2)
Consists of health, dental, vision and life insurance coverage. The value is based upon the type of insurance coverage carried for each named executive officer as of December 31, 2010, and is valued at the premiums in effect on December 31, 2010.

(3)
These amounts represent the intrinsic value (market value less exercise price) of each unvested equity award at December 31, 2010, multiplied by the number of unvested shares subject to equity awards that would become vested. These amounts do not reflect any time value associated with any stock option awards.

        If the total amount of payment under the Plan would cause the covered officer to incur "golden parachute" excise tax liability in connection with the change in control, then the payments will be reduced to the extent necessary to leave him or her in a better after-tax position than if no such reduction had occurred. The Plan may be amended by the Board at any time prior to a change of control. The Plan provides these benefits and protections to Mr. Hrusovsky, each of his direct reports, including each of the named executive officers, and any other employee designated by the Board.

The Key Employee Change of Control and Severance Benefit Plan, as amended on December 8, 2010, covering certain officers was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2010.

DIRECTOR COMPENSATION

        We generally review, under the direction of the Compensation Committee, the level of compensation for our directors on an annual basis, concurrent with the review of executive officer compensation. To assess the suitability and market competitiveness of our non-employee director compensation, as well as to remain informed regarding current trends and compensation practices for our non-employee directors, we have historically obtained data from a number of sources, including publicly available data in peer companies, the Radford/AON market survey, and directly from other companies.

        Our non-employee directors are paid annual cash retainers for their service on the Board and on the various committees of the Board. In February 2007, our Board amended the 1999 Non-Employee Directors' Equity Incentive Plan (the "Directors' Plan"), which amendments were approved by the Company's stockholders on June 5, 2007. Under the amended director compensation guidelines in the Directors' Plan, the annual automatic grant to non-employee directors (other than any non-employee director who serves as Chairman of the Board) that would be made on the day following the

Company's annual stockholders meeting became a grant of $35,000 in equity value on an annual basis, where one half of such total value is granted in the form of RSUs (based on the value of our stock on the date of such grant) and one half of such total value is granted in the form of an option to purchase a designated number of shares (based on the value of such option under the fair value pricing model used by the Company for financial reporting purposes). For any non-employee director who also serves as Chairman of the Board, the annual automatic grant to that non-employee director under the Directors' Plan is $50,000 in equity value on an annual basis, which total value is also split evenly between RSUs and options in the same manner as explained above. The amendment of the Directors' Plan did not change the one-year vesting period for annual equity grants to non-employee directors or the initial equity grant to new non-employee directors of an option to purchase 25,000 shares, which will continue to vest over a four-year period. The Directors' Plan expired upon the approval by stockholders of the 2009 Equity Incentive Plan at the 2009 annual stockholders meeting.

        In April 2009, the Board approved a new Non-Employee Director Compensation Policy, which became effective upon the approval of the 2009 Equity Incentive Plan by the Company's stockholders. Under the terms of this policy, our non-employee directors receive the same cash consideration as provided in the prior Non-Employee Director Cash Compensation Policy, described above, and the same equity compensation as provided in the Directors' Plan, as amended at our 2007 annual stockholders meeting, except that equity awards are now made under the 2009 Equity Incentive Plan.

        The following table shows, for the fiscal year ended December 31, 2010, the total compensation paid to our directors, other than Mr. Hrusovsky, who does not receive any additional compensation from the Company for his service as a director:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Robert C. Bishop, Ph.D.	61,000	25,000	25,000	—	—	111,000
Van Billet	48,000	17,500	17,500	—	—	83,000
David W. Carter	42,000	17,500	17,500	—	—	77,000
Allan L. Comstock	50,000	17,500	17,500	—	—	85,000
David V. Milligan, Ph.D.	40,000	17,500	17,500	—	30,000	105,000
Kathryn A. Tunstall	45,000	17,500	17,500	—	—	80,000

(1)
This amount includes the amount of cash compensation received or fees earned for 2010 Board and Committee services.

(2)
These amounts reflect the aggregate grant date fair value of these awards computed in accordance with FASB ASC Topic 718 "Stock Compensation," which excludes the effect of estimated forfeitures. The assumptions and methodologies used to calculate these amounts are discussed in Note 13 (Stockholders' Equity) to our Consolidated Financial Statements in the 2010 Annual Report to Stockholders on Form 10-K filed with the Securities and Exchange Commission. Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees is generally recognized over the vesting periods applicable to the awards.

(3)
All Other Compensation includes consulting fees of $30,000 paid under a consulting agreement with Dr. Milligan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 31, 2011, by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our current executive officers and directors as a group; and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

		Beneficial Ownership(1)
Beneficial Owner	Shares Issuable Pursuant to Options and Warrants(2)	Number of Shares (Including Number Shown in First Column)	Percentage of Total
Directors And Executive Officers
E. Kevin Hrusovsky	1,341,472	1,973,309	3.67%
Peter F. McAree	293,312	366,098	*
William C. Kruka	477,937	557,712	1.05%
David M. Manyak, Ph.D.	253,250	751,492	1.43%
Bradley W. Rice, Ph.D.	196,984	248,218	*
Robert C. Bishop, Ph.D.	114,323	134,887	*
Van Billet(3)	85,445	106,177	*
David W. Carter	159,705	292,527	*
Allan L. Comstock(4)	78,445	100,177	*
David V. Milligan, Ph.D.(5)	94,845	172,199	*
Kathryn A. Tunstall	85,445	106,177	*
5% Stockholders
Royce & Associates, LLC(6)	—	4,775,229	9.10%
Platinum Asset Management Limited(7)	—	4,747,403	9.05%
The Berwind Company LLC(8)	—	3,150,000	6.01%
Abingworth Management Limited(9)	1,029,969	3,147,473	5.88%
Blackrock, Inc.(10)	—	2,772,845	5.29%
Dimensional Fund Advisors Inc.(11)	—	2,672,927	5.10%
All directors, named executive officers and executive officers as a group (18 persons)	5,229,002	7,384,166	12.80%

*
Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)
This table is based solely upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table, and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 52,454,366 shares outstanding on March 31, 2011, adjusted as required by the SEC.

(2)
Includes shares that the individual would have the right to acquire as of May 30, 2011, 60 days after March 31, 2011, through the exercise or conversion of any stock option or other right.

(3)
Mr. Billet is Chief Financial Officer of The Berwind Company LLC. Mr. Billet disclaims any beneficial ownership of shares held by The Berwind Company LLC.

(4)
Includes 1,000 shares held by The Comstock Family Trust, of which Mr. Comstock is a trustee.

(5)
Includes 56,622 shares held by The David V. Milligan Trust dated October 19, 1991, of which Dr. Milligan is a trustee.

(6)
Represents shares beneficially owned as of December 31, 2010 by Royce & Associates, LLC. Royce & Associates, LLC is located at 1414 Avenue of the Americas, New York, NY 10019. This information is based solely on a Schedule 13G filed by Royce & Associates, LLC as of December 31, 2010.

(7)
Represents shares held as of December 31, 2010 by a number of funds managed by Platinum Asset Management Limited. Platinum Asset Management is located at Level 4, 55 Harrington Street, Sydney, Australia 2000. This information is based solely on a Schedule 13G filed by Platinum Asset Management Limited as of December 31, 2010.

(8)
The Berwind Company LLC is headquartered at 5 Hog Island Road, Philadelphia, PA 19153.

(9)
Represents shares beneficially owned as of December 31, 2010, by Abingworth Management Limited. Abingworth Management Limited is located at Princess House, 38 Jermyn Street, London, England SW1 Y6DN. This information is based solely on a Schedule 13G filed by Abingworth Management Limited as of December 31, 2010.

(10)
Represents shares held by Blackrock, Inc., located at 40 East 52nd Street, New York, NY 10022. This information is based solely on a Schedule 13G filed by Blackrock, Inc. as of December 31, 2010.

(11)
Represents shares held as of December 31, 2010 by a number of funds for which Dimensional Fund Advisors Inc. acts as investment advisor. Dimensional Fund Advisors Inc. disclaims beneficial ownership of these shares. Dimensional Fund Advisors Inc. is located at 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. This information is based solely on a Schedule 13G filed by Dimensional Fund Advisors, Inc. as of December 31, 2010.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

        The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2010.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans] (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders:
2009 Equity Incentive Plan(1)	1,918,298	$3.82	8,005,190
1999 Equity Incentive Plan(2)	7,299,166	$3.90	—
1999 Non-employee Directors Plan(2)	378,294	$5.49	—
1999 Employee Stock Purchase Plan(3)	—	$—	308,602
Equity compensation plans not approved by security holders	847,535	$5.93	329,516

Total	10,443,293		8,643,308

(1)
The 2009 Equity Incentive Plan was approved by stockholders on June 2, 2009. The 2009 Equity Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, restricted stock, restricted stock units, and other types of stock-based awards to officers, employees, non-employee directors and consultants. Of the 10 million shares reserved under the 2009 Equity Incentive Plan, the Company has established a 2.5 million share limit on the number of shares that may be granted as "full value" awards. A full value award is an award which is a one-for-one common stock equivalent, such as a restricted stock unit (RSU) that does not require the individual to pay a purchase or exercise price to receive the shares of common stock. The 2009 Equity Incentive Plan has a ten-year term through June 2, 2019, and stock options granted under the 2009 Equity Incentive Plan have a maximum term of ten years.

(2)
The 1999 Equity Incentive Plan and the 1999 Non-employee Directors Plan were each terminated effective as of June 2, 2009, with no further awards being available for issuance under such plan.

(3)
On the day after each annual stockholder meeting until the year 2010, the aggregate number of shares of common stock available for issuance under the 1999 Employee Stock Purchase Plan ("1999 ESPP") automatically increased by that number of shares equal to the greater of (i) five-tenths of one percent of the diluted shares outstanding or (ii) the number of shares of common stock sold pursuant to rights during the prior 12-month period, provided that the Board could provide for a lesser increase. The 1999 ESPP allows for a maximum increase of 3 million shares pursuant to such formula. Effective with the Company's 2010 annual meeting, the 3 million share ceiling limit was met. The 1999 ESPP will be terminated upon stockholder approval of the 2011 ESPP, and no further shares will be issued to employees other than the amount required to satisfy the in-process offering period which will begin on June 1, 2011. The Company expects approximately 250,000 of the above remaining 308,602 shares will be issued, and the remaining authorized and unissued shares will no longer be issuable.

        The following non-stockholder-approved equity compensation plans were in effect as of December 31, 2010.

        2001 Non-Statutory Stock Option Plan (the "2001 Plan").    All of our employees and consultants, other than officers and directors, are eligible to receive stock option awards under the 2001 Plan. Although we may not generally grant stock option awards to officers and directors under the 2001 Plan, we may grant stock option awards to persons not previously employed by us as an inducement essential to those persons entering into employment contracts with us, even if those persons become officers or directors in connection with such employment.

        A total of 500,000 shares of common stock has been reserved for issuance under the 2001 Plan. As of December 31, 2010, options to purchase a total of 247,535 shares were outstanding, and 249,516 shares remained available for future grants under the 2001 Plan.

        The Board administers the 2001 Plan unless and until the Board of Directors delegates administration to a committee of the Board. The Board may suspend or terminate the 2001 Plan at any time. The Board may also amend the 2001 Plan at any time. However, no such amendment will be effective unless approved by our stockholders to the extent stockholder approval is necessary to satisfy the requirements of any NASDAQ or securities exchange listing requirements.

        Under the 2001 Plan, the Board may grant only non-statutory stock options with an exercise price as determined by the Board. The maximum option term is 10 years. The Board may provide for exercise periods of any length in individual stock option grants. However, an option generally terminates three months after the option holder's service to us or our affiliates terminates.

        If the Company is dissolved or liquidated, then any outstanding options under the 2001 Plan will terminate immediately prior to such event. If we sell, lease or dispose of all or substantially all of our assets, or are acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the 2001 Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exercisability of the stock awards will accelerate.

        Acquisition Equity Incentive Plan (the "Acquisition Plan").    The Acquisition Plan was adopted by our Board in 2003. All persons not previously employed by us are eligible to receive stock awards under the Acquisition Plan if such stock awards are an inducement to such persons to accept employment with us or accept or continue employment with one of our affiliates.

        A total of 900,000 shares of common stock have been reserved for issuance under the Acquisition Plan. As of December 31, 2010, an aggregate of 600,000 options and unvested stock awards were outstanding under the Acquisition Plan, and 80,000 shares remained available for future grants under the Acquisition Plan.

        The Board administers the Acquisition Plan unless and until the Board delegates administration to a committee of the Board. If required under applicable law or NASDAQ listing requirements, the Acquisition Plan shall be administered by a committee as provided in the Acquisition Plan. Our Board may suspend or terminate the Acquisition Plan at any time. Our Board may also amend the Acquisition Plan at any time. However, no such amendment will be effective unless approved by our stockholders to the extent stockholder approval is necessary to satisfy the requirements of any NASDAQ or securities exchange listing requirements.

        Under the Acquisition Plan, the Board may grant non-statutory stock options and restricted stock, with an exercise price as determined by the Board. The maximum option term is 10 years. The Board may provide for exercise periods of any length in individual stock option grants. However, generally an option terminates three months after the option holder's service to us and our affiliates terminates.

        If we are dissolved or liquidated, then any outstanding options under the Acquisition Plan will terminate immediately prior to such event. If we sell, lease or dispose of all or substantially all of our assets, or are acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the Acquisition Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exercisability of the stock awards will accelerate.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. Each stockholder in the household receives a separate proxy card. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are the Company's stockholders will be "householding" our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Caliper Life Sciences, Inc., Coordinator, Corporate Communications, 68 Elm Street, Hopkinton, MA 01748, or contact Cathy Portanova at 508-435-9500.

By Order of the Board of Directors
Stephen E. Creager Senior Vice President, General Counsel and Secretary

April 26, 2011

        A copy of the Company's Annual Report to the Securities and Exchange sCommission on Form 10-K for the fiscal year ended December 31, 2010 is available without charge on our website at www.caliperLS.com and upon written request to: Corporate Communications, 68 Elm Street Hopkinton, MA 01748, or contact Cathy Portanova at 508-435-9500. It is also available on the website of the Securities and Exchange Commission at www.sec.gov.

Annex A

CALIPER LIFE SCIENCES, INC.

2011 EMPLOYEE STOCK PURCHASE PLAN

        The following constitute the provisions of the 2011 Employee Stock Purchase Plan (the "Plan") of Caliper Life Sciences, Inc. (the "Company").

        1.    Purpose.    The purpose of the Plan is to provide Employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company. It is the intention of the Company to have the Plan qualify as an "Employee Stock Purchase Plan" under Section 423 of the Code. The provisions of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

        2.    Definitions.

        (a)   "Board" shall mean the Board of Directors of the Company, or a committee of the Board of Directors named by the Board to administer the Plan.

        (b)   "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (c)   "Common Stock" shall mean the common stock, $.001 par value per share, of the Company.

        (d)   "Company" shall mean Caliper Life Sciences, Inc., a Delaware corporation.

        (e)   "Compensation" shall mean total cash compensation received by the Employee from the Company or a Designated Subsidiary that is taxable income for federal income tax purposes, including, payments for overtime, shift premium, incentive compensation, incentive payments, bonuses, commissions and other compensation received from the Company or a Designated Subsidiary, but excluding relocation, expense reimbursements, tuition or other reimbursements and income realized as a result of participation in any stock option, stock purchase or similar plan of the Company or a Designated Subsidiary.

        (f)    "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of a leave of absence agreed to in writing by the Company, provided that such leave is for a period of not more than 90 days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

        (g)   "Contributions" shall mean all amounts credited to the account of a participant pursuant to the Plan.

        (h)   "Designated Subsidiaries" shall mean the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

        (i)    "Employee" shall mean any person who has been employed by the Company or one of its Designated Subsidiaries for tax purposes and who is customarily employed for at least 20 hours per week and more than five months in a calendar year by the Company or one of its Designated Subsidiaries.

        (j)    "Exercise Date" shall mean the last business day of each Offering Period of the Plan.

        (k)   "Exercise Price" shall mean with respect to an Offering Period, an amount equal to 85% of the fair market value (as defined in paragraph 7(b)) of a share of Common Stock on the Offering Date or on the Exercise Date, whichever is lower.

        (l)    "Offering Date" shall mean the first business day of each Offering Period of the Plan.

        (m)  "Offering Period" shall mean a period of six months as set forth in paragraph 4 of the Plan.

        (n)   "Plan" shall mean this Caliper Life Sciences, Inc. 2011 Employee Stock Purchase Plan.

        (o)   "Subsidiary" shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

        3.    Eligibility.

        (a)   Any person who has been continuously employed as an Employee for at least 10 days prior to the Offering Date of a given Offering Period shall be eligible to participate in such Offering Period under the Plan and further, subject to the requirements of paragraph 5(a) and the limitations imposed by Section 423(b) of the Code. All Employees granted options under the Plan with respect to any Offering Period will have the same rights and privileges except for any differences that may be permitted pursuant to Section 423.

        (b)   Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) if, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own stock and/or hold outstanding options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Subsidiary of the Company, or (ii) which permits his or her rights to purchase stock under all employee stock purchase plans (described in Section 423 of the Code) of the Company and its Subsidiaries to accrue at a rate which exceeds $25,000 of fair market value of such stock as defined in paragraph 7(b) (determined at the time such option is granted) for each calendar year in which such option is outstanding at any time. Any option granted under the Plan shall be deemed to be modified to the extent necessary to satisfy this paragraph 3(b).

        4.    Offering Periods.    The Plan shall be implemented by a series of Offering Periods, with a new Offering Period commencing on June 1 and December 1 of each year or the first business day thereafter (or at such other time or times as may be determined by the Board).

        5.    Participation.

        (a)   An eligible Employee may become a participant in the Plan by completing an Enrollment Form provided by the Company and filing it with the Company or its designee at least 10 days prior to the applicable Offering Date, unless a later time for filing the Enrollment Form is set by the Board for all eligible Employees with respect to a given Offering Period. The Enrollment Form and its submission may be electronic as directed by the Company. The Enrollment Form shall set forth the percentage of the participant's Compensation (which shall be not less than 1% and not more than 10% to be paid as Contributions pursuant to the Plan.

        (b)   Payroll deductions shall commence with the first payroll following the Offering Date, unless a later time is set by the Board with respect to a given Offering Period, and shall end on the last payroll paid on or prior to the Exercise Date of the Offering Period to which the Enrollment Form is applicable, unless sooner terminated as provided in paragraph 10.

        6.    Method of Payment of Contributions.

        (a)   Each participant shall elect to have payroll deductions made on each payroll during the Offering Period in an amount not less than 1% and not more than 10% of such participant's Compensation on each such payroll; provided that the aggregate of such payroll deductions during the Offering Period shall not exceed 10% of the participant's aggregate Compensation during said Offering Period (or such other percentage as the Board may establish from time to time before an Offering Date). All payroll deductions made by a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

        (b)   A participant may discontinue his or her participation in the Plan as provided in paragraph 10, or, on one occasion only during the Offering Period, may decrease, but may not increase, the rate of his or her Contributions during the Offering Period by completing and filing with the Company a new Enrollment Form authorizing a change in the deduction rate. The change in rate shall be effective as of the beginning of the next payroll period following the date of filing of the new Enrollment Form, if the Enrollment Form is completed at least ten business days prior to such date, and, if not, as of the beginning of the next succeeding payroll period.

        (c)   Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and paragraph 3(b), a participant's payroll deductions may be decreased to 0% at such time during any Offering Period which is scheduled to end during the current calendar year that the aggregate of all payroll deductions accumulated with respect to such Offering Period and any other Offering Period ending within the same calendar year equals $21,250. Payroll deductions shall recommence at the rate provided in such participant's Enrollment Form at the beginning of the first Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in paragraph 10.

        7.    Grant of Option.

        (a)   On the Offering Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period a number of shares of the Common Stock determined by dividing such Employee's Contributions accumulated prior to such Exercise Date and retained in the participant's account as of the Exercise Date by the applicable Exercise Price; provided however, that such purchase shall be subject to the limitations set forth in paragraphs 3(b) and 12. The fair market value of a share of the Common Stock shall be determined as provided in paragraph 7(b).

        (b)   The fair market value of the Common Stock on a given date shall be (i) if the Common Stock is listed on a national securities exchange or traded in the over-the-counter market and sales prices are regularly reported for the Common Stock, the closing or last sale price of the Common Stock for such date (or, in the event that the Common Stock is not traded on such date, on the immediately preceding trading date), on the composite tape or other comparable reporting system; or (ii) if the Common Stock is not listed on a national securities exchange and such price is not regularly reported, the mean between the bid and asked prices per share of the Common Stock at the close of trading in the over-the-counter market.

        8.    Exercise of Option.    Unless a participant withdraws from the Plan as provided in paragraph 10, his or her option for the purchase of shares will be exercised automatically on the Exercise Date of the Offering Period, and the maximum number of full shares subject to the option will be purchased for him or her at the applicable Exercise Price with the accumulated Contributions in his or her account. If a fractional number of shares results, then such number shall be rounded down to the next whole number and any unapplied cash shall be carried forward to the next Exercise Date, unless the participant requests a cash payment. The shares purchased upon exercise of an option hereunder shall be deemed to be transferred to the participant on the Exercise Date. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

        9.    Delivery.    Upon the written request of a participant, certificates representing the shares purchased upon exercise of an option will be issued as promptly as practicable after the Exercise Date of each Offering Period to participants who wish to hold their shares in certificate form, except that the Board may determine that such shares shall be held for each participant's benefit by a broker designated by the Board. Any payroll deductions accumulated in a participant's account which are not sufficient to purchase a full Share shall be retained in the participant's account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in paragraph 10 below. Any other amounts left over in a participant's account after an Exercise Date shall be returned to the participant.

        10.    Withdrawal; Termination of Employment.

        (a)   A participant may withdraw all but not less than all the Contributions credited to his or her account under the Plan at any time prior to the Exercise Date of the Offering Period by giving written notice to the Company or its designee. All of the participant's Contributions credited to his or her account will be paid to him or her promptly after receipt of his or her notice of withdrawal and his or her option for the current period will be automatically terminated, and no further Contributions for the purchase of shares will be made during the Offering Period.

        (b)   Upon termination of the participant's Continuous Status as an Employee prior to the Exercise Date of the Offering Period for any reason, including retirement or death, the Contributions credited to his or her account will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under paragraph 14, and his or her option will be automatically terminated.

        (c)   In the event an Employee fails to remain in Continuous Status as an Employee for at least 20 hours per week during the Offering Period in which the Employee is a participant, he or she will be deemed to have elected to withdraw from the Plan and the Contributions credited to his or her account will be returned to him or her and his or her option terminated.

        (d)   A participant's withdrawal from an Offering Period will not have any effect upon his or her eligibility to participate in a succeeding offering or in any similar plan which may hereafter be adopted by the Company.

        11.    Interest.    No interest shall accrue on the Contributions of a participant in the Plan.

        12.    Stock.

        (a)   The maximum number of shares of Common Stock which shall be made available for sale under the Plan shall be 1,500,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in paragraph 18. If the total number of shares which would otherwise be subject to options granted pursuant to paragraph 7(a) on the Offering Date of an Offering Period exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised), the Company shall make a pro rata allocation of the shares remaining available for option grants in as uniform a manner as shall be practicable and as it shall determine to be equitable. Any amounts remaining in an Employee's account not applied to the purchase of shares pursuant to this paragraph 12 shall be refunded on or promptly after the Exercise Date. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Employee affected thereby and shall similarly reduce the rate of Contributions, if necessary.

        (b)   The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

        13.    Administration.    The Board shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan.

        14.    Designation of Beneficiary.

        (a)   A participant may designate a beneficiary who is to receive any shares and cash, if any, from the participant's account under the Plan in the event of such participant's death subsequent to the end of the Offering Period but prior to delivery to him or her of such shares and cash. In addition, a participant may designate a beneficiary who is to receive any cash from the participant's account under the Plan in the event of such participant's death prior to the Exercise Date of the Offering Period. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective. Beneficiary designations shall be made either in writing or by electronic delivery as directed by the Company.

        (b)   Such designation of beneficiary may be changed by the participant (and his or her spouse, if any) at any time by submission of the required notice, which may be electronic. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, the Company shall deliver such shares and/or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares and/or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

        15.    Transferability.    Neither Contributions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in paragraph 14) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with paragraph 10.

        16.    Use of Funds.    All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such Contributions.

        17.    Reports.    Individual accounts will be maintained for each participant in the Plan. Statements of account will be given to participating Employees promptly following the Exercise Date, which statements will set forth the amounts of Contributions, the per share purchase price, the number of shares purchased and the remaining cash balance, if any.

        18.    Adjustments Upon Changes in Capitalization.    Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by unexercised options under the Plan and the number of shares of Common Stock which have been authorized for issuance under the Plan but are not yet subject to options under paragraph 12(a) (collectively, the "Reserves"), the maximum number of shares of Common Stock that may be purchased by a participant in an Offering Period set forth in paragraph 3(b), as well as the price per share of Common Stock covered by each unexercised option under the Plan, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

        In the event of the proposed dissolution or liquidation of the Company, an Offering Period then in progress will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Board. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger, consolidation or other capital reorganization of the Company with or into another corporation, each option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, unless the Board determines, in the exercise of its sole discretion and in lieu of such assumption or substitution, to shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date"). If the Board shortens the Offering Period then in progress in lieu of assumption or substitution in the event of a merger or sale of assets, the Board shall notify each participant in writing, at least ten days prior to the New Exercise Date, that the Exercise Date for his or her option has been changed to the New Exercise Date and that his or her option will be exercised automatically on the New Exercise Date, unless prior to such date he or she has withdrawn from the Offering Period as provided in paragraph 10. For purposes of this paragraph, an option granted under the Plan shall be deemed to be assumed if, following the sale of assets, merger or other reorganization, the option confers the right to purchase, for each share of Common Stock subject to the option immediately prior to the sale of assets, merger or other reorganization, the consideration (whether stock, cash or other securities or property) received in the sale of assets, merger or other reorganization by holders of Common Stock for each share of Common Stock held on the effective date of such transaction (and if such holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if such consideration received in such transaction was not solely common stock of the successor corporation or its parent (as defined in Section 424(e) of the Code), the Board may, with the consent of the successor corporation, provide for the consideration to be received upon exercise of the option to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of Common Stock in the sale of assets, merger or other reorganization.

        The Board may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, and in the event of the Company being consolidated with or merged into any other corporation.

        19.    Amendment or Termination.

        (a)   The Board may at any time terminate or amend the Plan. Except as provided in paragraph 18, no such termination may affect options previously granted, nor may an amendment make any change in any option theretofore granted which adversely affects the rights of any participant provided that an Offering Period may be terminated by the Board on an Exercise Date or by the Board's setting a new Exercise Date with respect to an Offering Period then in progress if the Board determines that termination of the Offering Period is in the best interests of the Company and the stockholders or if continuation of the Offering Period would cause the Company to incur adverse accounting charges in the generally-accepted accounting rules applicable to the Plan. In addition, to the extent necessary to comply with Section 423 of the Code (or any successor rule or provision or any applicable law or regulation), the Company shall obtain stockholder approval in such a manner and to such a degree as so required.

        (b)   Without stockholder consent and without regard to whether any participant rights may be considered to have been adversely affected, the Board shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Board determines in its sole discretion advisable that are consistent with the Plan.

        20.    Notices.    All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

        21.    Conditions Upon Issuance of Shares.    Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

        As a condition to the exercise of an option, the Company may require the person exercising such option to represent and warrant at the time of any such exercise that the shares are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

        22.    Information Regarding Disqualifying Dispositions.    By electing to participate in the Plan, each participant agrees to provide any information about any transfer of shares of Common Stock acquired under the Plan that occurs within two years after the first business day of the Offering Period in which such shares were acquired as may be requested by the Company or any Subsidiaries in order to assist it in complying with the tax laws.

        23.    Right to Terminate Employment.    Nothing in the Plan or in any agreement entered into pursuant to the Plan shall confer upon any Employee the right to continue in the employment of the Company or any Subsidiary, or affect any right which the Company or any Subsidiary may have to terminate the employment of such Employee.

        24.    Rights as a Stockholder.    Neither the granting of an option nor a deduction from payroll shall constitute an Employee the owner of shares covered by an option. No Employee shall have any right as a stockholder unless and until an option has been exercised, and the shares underlying the option have been registered in the Company's share register.

        25.    Term of Plan.    The Plan became effective upon its approval by the Company's stockholders and shall continue in effect for a term of ten (10) years thereafter unless sooner terminated under paragraph 19.

        26.    Applicable Law.    This Plan shall be governed in accordance with the laws of Delaware, applied without giving effect to any conflict-of-law principles.

COMPANY # If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4 and for a “2-Year” Frequency on Item 5. 1. To elect one director to hold office Nominee: Allan L. Comstock Vote FOR Vote WITHHELD until the 2014 Annual Meeting. 2. To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2011. For Against Abstain 3. To approve the 2011 Employee Stock Purchase Plan. For Against Abstain 4. To vote in an advisory capacity on the compensation paid to Caliper’s named executive officers. For Against Abstain 5. To vote in an advisory capacity on the frequency of holding future advisory votes on named executive officer compensation. 1 Year 2 Years 3 Years Abstain THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION FOR EACH PROPOSAL. Address Change? Mark box, sign, and indicate changes below: Date  Signature(s) in Box Please sign name(s) exactly as shown at left. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign. Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. INTERNET – www.eproxy.com/calp Use the Internet to vote your proxy until 12:00 p.m. (CT) on June 1, 2011. PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on June 1, 2011. MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided. Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945 CALIPER LIFE SCIENCES, INC. Please detach here

CALIPER LIFE SCIENCES, INC. 68 Elm Street, Hopkinton, Massachusetts 01748 proxy This proxy is solicited by the Board of Directors for use at the Annual Meeting on June 2, 2011. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below. If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4 and for a “2-year” frequency on Item 5. By signing the proxy, you revoke all prior proxies and appoint E. Kevin Hrusovsky and Stephen E. Creager and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the annual meeting and all adjournments. See reverse for voting instructions. CALIPER LIFE SCIENCES, INC. ANNUAL MEETING OF STOCKHOLDERS Thursday, June 2, 2011 10:00 a.m. (Local Time) 68 Elm Street Hopkinton, Massachusetts 01748